Exhibit 2.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (“Agreement”) is made as of June 6, 2025 (“Execution Date”), by and among NYIAX Marketing and Advertising Solutions, Inc, a Delaware corporation (“Purchaser”), NYIAX, Inc., a Delaware corporation and parent company of the Purchaser (“Parent”), Collective Audience, Inc., a Delaware corporation (“CAUD”), Gregg Greenberg (“Greenberg”, and collectively with CAUD, the “Seller Parties” and each individually, a “Seller Party”) and Peter Bordes, in his capacity as representative of the Seller Parties (the “Seller Representative”). Each of the Purchaser, the Parent, CAUD and Greenberg are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, The Odyssey S.A.S. (formerly known as “BeOpinon” and “BeOp”), a French corporation in the form of a société par actions simplifiée, registered with the companies and trade registry of Paris under number 812 491 314, (“BEOP”), is a wholly-owned subsidiary of CAUD, and DSL Digital LLC, a Utah limited liability company (“DSL” and collectively with BEOP, the “Acquired Companies” and each individually, an “Acquired Company”), is a majority-owned subsidiary of CAUD in which CAUD owns 51% of the membership interests of DSL (the “CAUD DSL Interest”);

WHEREAS, the Acquired Companies are in the business of providing digital media and advertising and digital and cloud-based technology and agency services (the “Business”);

WHEREAS, Greenberg owns the remaining 49% of the equity interests in DSL (the “Greenberg DSL Interest” and, together with the CAUD DSL Interest collectively, the “DSL Purchased Interests”) and manages DSL’s Business operations;

WHEREAS, Parent owns 100% of the common stock of Purchaser;

WHEREAS, CAUD previously acquired 100% of the issued and outstanding capital stock of BEOP in the context of a bankruptcy procedure before the Commercial Court of Paris, decided by the Commercial Court of Paris on March 21, 2024, and pursuant to a restructured debt plan (the “BEOP Restructuring Plan”) adopted by the Commercial Court of Paris on July 19, 2024 providing for the transfer such stock to CAUD such that CAUD owns 100% of the capital stock of BEOP;

WHEREAS, CAUD desires to sell to Purchaser, and Purchaser desires to purchase from CAUD, 100% of the issued and outstanding capital stock of BEOP (the “BEOP Purchased Stock”) and the CAUD DSL Interest in exchange for Purchaser causing Parent to issue shares of its common stock, $0.0001 par value per share (the “Parent Common Stock”) to CAUD, upon the terms and conditions set forth in this Agreement;

WHEREAS, Greenberg desires to sell to Purchaser, and Purchaser desires to purchase from Greenberg, the Greenberg DSL Interest in exchange for Purchaser causing Parent to issue shares of Parent Common Stock in Parent to Greenberg, upon the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to Section 10.3, the Seller Parties desire to appoint Peter Bordes as their true and lawful agent and attorney-in-fact for certain matters as the Seller Representative; and

WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

1. Except as otherwise set forth in this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Schedule 1 attached hereto.

ARTICLE II
PURCHASE AND SALE

2. Purchase and Sale

2.1. Sale of BEOP Purchased Stock and DSL Purchased Interests. Subject to the terms and conditions set forth in this Agreement, (i) CAUD agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from CAUD on the Closing Date, the BEOP Purchased Stock and the CAUD DSL Interest, free and clear of any Liens, and (ii) Greenberg agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from Greenberg on the Closing Date, the Greenberg DSL Interest, free and clear of any Liens other than restrictions on transfer arising under applicable federal and state securities laws in each instance.

2.2. Purchase Price. The total consideration for the purchase of the BEOP Purchased Stock and the DSL Purchased Interests shall be payable by the issuance of the Consideration Shares (the “Purchase Price”) to the Seller Parties. The Purchase Price shall be paid as follows:

2.2.1 At the Closing, the Parent shall cause the Transfer Agent to record the issuance of the Consideration Shares to each Seller Party or its permitted assigns, as applicable (in the amounts specified in this Section 2.2.1) in book-entry form on the books and records of the Transfer Agent. No physical certificate shall be delivered to either Seller Party unless otherwise requested by such Seller Party in writing. The Parent shall cause the Transfer Agent to reflect CAUD, or its permitted assigns, and Greenberg as the record owners of the Consideration Shares, in the amounts specified on Annex A attached hereto, on its books promptly following the Closing such that: (i) CAUD, in exchange for selling its ownership of all of the BEOP Purchased Stock and the CAUD DSL Interest to Purchaser, shall receive the number of shares from the Consideration Shares listed on Annex A attached hereto, which shall represent as of the Closing Date 71.63% of the Consideration Shares and 35.1% of the Parent Common Stock on a Fully-Diluted Basis after giving effect to the issuance of the Consideration Shares, (ii) Greenberg, in exchange for selling the Greenberg DSL Interest to Purchaser, shall receive the number of shares listed on Annex A attached hereto from the Consideration Shares, which shall represent as of the Closing Date 18.37% of the Consideration Shares and 9% of the Parent Common Stock on a Fully-Diluted Basis after giving effect to the issuance of the Consideration Shares and (iii) the remaining 4.9% of the Consideration Shares, representing in the aggregate 10% of the Consideration Shares and the number of shares listed on Annex A attached hereto of the Parent Common Stock on a Fully-Diluted Basis after giving effect to the issuance of the Consideration Shares as of the Closing Date (the “Holdback Shares”) shall be held in escrow by the Transfer Agent pursuant to the a holdback agreement, to be executed in the form mutually agreed upon by Purchaser, Parent and the Seller Parties (the “Holdback Agreement”). The Holdback Shares, to the extent not transferred to Parent pursuant to Section 8.7, and the Holdback Agreement, shall be released to CAUD and Greenberg, in each case subject to the terms of the Holdback Agreement.

2.2.2 At the Closing, each of the Seller Parties, or their permitted assigns, shall enter into a Lock-up Agreement, substantially in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (the “Lock-up Agreements”).

2.3. Procedure for Issuance of Consideration Shares.

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2.3.1    All of the Consideration Shares to be issued under this Agreement shall be issued with the following legend (the “Legend”), to the extent such shares are certificated:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED AS OF [______], 2025, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE TERMS THEREOF.

2.3.2    Prior to the Closing Date, Parent shall issue irrevocable instructions (the “Irrevocable Transfer Agent Instructions”) to the Transfer Agent, or any subsequent transfer agent, requiring the Legend to be affixed to any certificates representing any Consideration Shares, if any, to be issued to Seller Parties, or their permitted assigns, under this Agreement. At such time, if any, as Parent may remove the Legend under applicable securities Laws and the Consideration Shares are no longer subject to the Lock-up Agreements, Parent, at the request and cost of the applicable Seller Party or their assigns, shall cause the Legend to be removed from any stock certificates representing Consideration Shares issued under this Agreement.

2.4. Closing. The consummation of the transactions contemplated in this Agreement (“Closing”) shall take place through the electronic exchange of documents (as permitted by applicable Laws), after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Purchaser and Parent, on the one hand, and each of the Seller Parties, on the other may mutually agree upon in writing. The Closing shall be effected by the exchange of final, executed documents and instruments by mail, courier, electronic or facsimile transmission, and the issuance of the Consideration Shares in accordance with the terms of this Agreement.

2.5. Release. The Parent’s issuance and delivery of the Consideration Shares to the Transfer Agent shall be in full and complete satisfaction of Purchaser’s and Parent’s obligations in respect of the payment of the Purchase Price, and neither Purchaser nor Parent have any further obligation or liability to any Seller Party or any other Person with respect to the payment of the Purchase Price. For the avoidance of doubt, this Section 2.5 shall not have any effect on the obligations of Purchaser or Parent under the Greenberg Consulting Agreement or the Greenberg Earnout Agreement.

2.6. Securities Law Acknowledgements. Each of the Seller Parties (i) acknowledges and agrees that: (a) none of the Consideration Shares have been or will be registered under the 1933 Act, or the securities Laws of any state of the United States and (ii) it or he will not offer or sell any Consideration Securities except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act or any applicable state securities Laws and in compliance with the Lock-up Agreements; (b) any certificate or other document evidencing any of the Consideration Shares may, if required by applicable securities Laws, contain a legend restricting the transfer or resale of such Consideration Shares; and (c) it or he is eligible to acquire the Consideration Shares under applicable United States securities Laws by virtue of one or more exemptions contained therein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

3. Representations and Warranties of the Seller Parties. For all purposes under this ARTICLE III, all representations and warranties shall be made (i) jointly and severally by CAUD and Greenberg as to representations and warranties regarding DSL and (ii) severally (and for the avoidance for doubt, not jointly with the other Seller Party) (x) by CAUD as to CAUD and/or BEOP and (y) by Greenberg as to Greenberg. All representations and warranties made by CAUD as to BEOP shall relate only to the period of ownership by CAUD, commencing July 1, 2024. As of the Closing Date, subject to the terms of this ARTICLE III, including the Seller Disclosure Schedules, each of the Seller Parties hereby represents and warrants to the Purchaser and the Parent that the representations and warranties contained in this ARTICLE III will be true, correct and complete:

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3.1. Authorization. CAUD has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to the affirmative vote of the holders of CAUD common stock (the “CAUD Stockholders”) of at least a majority of the outstanding shares of common stock of CAUD entitled to vote to approve the Agreement (the “CAUD Stockholder Approval”), to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which CAUD is a party. Greenberg is a United States citizen and resides in the state of Connecticut. CAUD has full legal right to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Greenberg has full legal right and capacity to enter into this Agreement and the Ancillary Documents to which he is a party and to perform his obligations hereunder and thereunder.

3.2. Binding Agreement. This Agreement and the Ancillary Documents to which CAUD is a party have been duly adopted, and the consummation of the Agreement and the Ancillary Documents to which CAUD is a party and the transactions contemplated hereby and thereby have been duly authorized, at a meeting duly called and held, by CAUD’s Board of Directors. CAUD’s Board of Directors at such meeting has (a) determined that the terms of this Agreement and the Ancillary Documents to which CAUD is a party are advisable, fair to and in the best interests of CAUD and the CAUD Stockholders, (b) adopted this Agreement and the Ancillary Documents to which CAUD is a party, approved and authorized the transactions contemplated hereby and thereby and resolved to recommend approval by the CAUD Stockholders of this Agreement and the Ancillary Documents to which CAUD is a party and the transactions contemplated hereby and thereby (such recommendation, the “CAUD Board Recommendation”) and (c) directed this Agreement and the Ancillary Documents to which CAUD is a party be submitted to the CAUD Stockholders for approval. Except for the CAUD Stockholder Approval, no other corporate proceedings, approval or notice on the part of CAUD is necessary to authorize or execute this Agreement or any of the Ancillary Documents to which CAUD is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Documents to which each of the Seller Parties is a party have been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligations of each of the Seller Parties, and is enforceable against each of the Seller Parties in accordance with their respective terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3. No Conflict, Breach, Violation, Etc.

3.3.1 The execution, delivery, and performance by CAUD of this Agreement and the Ancillary Documents to which CAUD is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, or result in a breach of (a) any provision of the certificate of incorporation or bylaws (or other organizational documents) of CAUD or any of its assets or (b) any Laws or Order applicable to CAUD or any of its assets.

3.3.2 The execution, delivery, and performance by Greenberg of this Agreement and the Ancillary Documents to which he is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, or result in a breach of any Laws or Order applicable to him or any of his assets.

3.4. No Restrictions. The execution, delivery, and performance of this Agreement by each of the Seller Parties and the consummation of this Agreement and the Ancillary Documents do not, and will not (i) violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which such Person is a party or subject, or by which any of its or his assets is bound or affected, (ii) require the consent, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or permit to which such Person is a party or by which such Person or any of its or his assets is bound or to which any of its or his assets are subject; or (iii) result in the creation or imposition of any Liens on any of its or his assets.

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3.5. Required Approvals.

3.5.1 Except as set forth on Section 3.5.1 of the Seller Disclosure Schedules, no notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity or any stock market, stock exchange or over-the-counter market on which CAUD’s common stock is listed or quoted for trading is required for the consummation of the transactions contemplated by this Agreement by CAUD other than in connection or compliance with such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal securities, state securities or “blue sky” Laws. Except as set forth on Section 3.5.1 of the Seller Disclosure Schedules, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which he or it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

3.5.2 Pursuant to the BEOP Restructuring Plan, CAUD has paid in full its commitment to provide a current account advance of three hundred and fifty thousand euros (€350,000) to BEOP and no modifications are necessary or have been made or are contemplated to be made to the BEOP Restructuring Plan. CAUD declares that the sale of BEOP Purchased Stock does not require the Purchaser or Parent to apply for any prior authorization issued by the French Ministry of Finance pursuant to Articles L.151-3 et seq. of the French Monetary and Financial Code.

3.6. Capital Stock.

3.6.1 Capitalization. The authorized capital stock of CAUD consists of (a) 200,000,000 shares of common stock, $0.0001 par value (“CAUD C/S”), of which 199,670,192 shares were issued and outstanding on the date of this Agreement and (b) 100,000,000 shares of preferred stock, none of which are issued and outstanding. There is no security or class of securities outstanding that represents or is convertible into CAUD C/S. There are no shares of capital stock or other voting securities of CAUD issued, reserved for issuance or outstanding.  All of the issued and outstanding CAUD C/S has been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No shares of capital stock or other voting securities of CAUD will be issued or become outstanding between the Execution Date and Closing Date.

3.6.2 Voting Rights. Other than the issued and outstanding shares of CAUD C/S, CAUD does not have any outstanding security or issue of securities the holder or holders of which have the right to vote on the approval of this Agreement or Ancillary Document, or that entitle the holder or holders to consent to, or withhold consent on, this Agreement. CAUD is not a party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

3.7. SEC Reports. Except as set forth on Section 3.7 of the Seller Disclosure Schedules:

3.7.1 CAUD has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since November 3, 2023. CAUD provided to Purchaser and Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) or otherwise made available all of the following: (i) CAUD’s Annual Reports on Form 10-K for each fiscal year of CAUD beginning on or after November 3, 2023, (ii) CAUD’s Quarterly Reports on Form 10-Q for each of the fiscal quarters in the fiscal years beginning on or after November 3, 2023, (iii) all proxy and information statements relating to CAUD’s meetings of Stockholders (whether annual or special) held, and all information statements relating to Stockholder consents, since the beginning of November 3, 2023, (iv) CAUD’s Current Reports on Form 8-K filed since November 3, 2023, (v) all other forms, reports, registration statements and other documents filed by CAUD with the SEC since the beginning of 2022), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above are, collectively, the “CAUD SEC Reports”), and (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”). To Seller’s knowledge, except as disclosed in CAUD SEC Reports, each director and officer (as defined in Rule 16a-1(f) under the 1934 Act) of CAUD has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since the beginning of the fiscal year referred to in clause (i) of the immediately preceding sentence. CAUD is not, or since November 3, 2023 has not been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.7.1, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

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3.7.2 Each of the CAUD SEC Reports (i) as of the date of the filing of such report, complied in all material respects as to form with the published requirements of the 1933 Act and the 1934 Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the published rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.7.3 The Certifications complied with Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of SOX, and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

3.7.4 CAUD has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act), and such controls and procedures are designed to ensure that (i) all material information required to be disclosed by CAUD in the reports that it files under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to CAUD’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the CAUD SEC Reports.

3.7.5 CAUD is, and since November 3, 2023 has been, in compliance with the applicable provisions of SOX. CAUD delivered to Parent and Purchaser true, correct and complete copies of all correspondence between CAUD and the SEC since January 1, 2022.

3.7.6 Since November 3, 2023, neither CAUD, nor, to the Seller Parties’ knowledge, any representative of CAUD has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CAUD or its internal control over financial reporting, including any complaint, allegation, assertion or claim that CAUD has engaged in improper accounting or auditing practices.

3.7.7 CAUD has implemented and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. CAUD has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to CAUD’s auditors and audit committee of CAUD’s Board of Directors or managers (x) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect CAUD’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CAUD’s internal controls.  CAUD has provided to Purchaser and Parent prior to the date of this Agreement a summary of any such disclosure made by management to CAUD’s auditors and audit committee of CAUD since November 3, 2023.

3.8. [Intentionally deleted.]

3.9. Securities Laws. Each of the Seller Parties understands and agrees that the Consideration Shares to be issued under this Agreement will not be registered pursuant to the 1933 Act or any applicable “blue sky” Laws and will be characterized as “restricted securities” under United States securities Laws and that under such Laws and applicable regulations, may not be sold or otherwise disposed of without registration under the 1933 Act, applicable “blue sky” Laws or applicable exemptions therefrom. In this regard, each of the Seller Parties is familiar with Rule 144 promulgated under the 1933 Act, as currently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Each of the Seller Parties represents to the Purchaser and the Parent that he or it is an “accredited investor”, as such term is defined in the 1933 Act and applicable regulations promulgated thereunder. Each of the Seller Parties is able to bear the economic risk of acquiring the Consideration Shares pursuant to this Agreement, including a complete loss of his or its investment in such Consideration Shares.

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3.10. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by any Seller Party to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Ancillary Documents. No Seller Party has any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.10 that may be due in connection with the transactions contemplated by the Ancillary Documents.

3.11. Organization and Good Standing of the Acquired Companies. DSL is duly organized and in valid existence as a limited liability company under the Laws of the State of Utah. BEOP is duly organized and in valid existence as a corporation under the Laws of Republic of France. Each of the Acquired Companies has full corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own, operate or lease the properties and assets now owned, operated or leased by it. Each of the Acquired Companies is qualified to do business, if applicable, as a foreign entity and is in good standing under the Laws the jurisdiction of its formation and of each foreign jurisdiction where it is required to be so qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and neither of the Acquired Companies is in default in the performance, observation or fulfillment of its obligations under such documents. Section 3.11 of the Seller Disclosure Schedules sets forth a complete and accurate list of each jurisdiction in which each Acquired Company is qualified or licensed to conduct business as a foreign entity.

3.12. Authorization. Each of the Acquired Companies has the requisite corporate or limited liability company power and authority to execute and deliver the Ancillary Documents to which it is a party, to perform its respective obligations thereunder and to consummate the transactions contemplated by the Ancillary Documents to which it is a party. The Ancillary Documents to which any Acquired Company is a party have been duly adopted, and the consummation of the Ancillary Documents to which it is a party and the transactions contemplated thereby have been duly authorized. Except as set forth in Section 3.12 of the Seller Disclosure Schedules, no other corporate or limited liability company proceedings, approval or notice on the part of either Acquired Company is necessary to authorize or execute any of the Ancillary Documents to which it is a party or to consummate the transactions contemplated thereby. The Ancillary Documents to which either Acquired Company is a party have been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligations of each Acquired Company, and is enforceable against each Acquired Company in accordance with their respective terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.13. No Conflict, Breach, Violation, Etc. The execution, delivery, and performance by each Acquired Company of the Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby, do not and will not violate, conflict with, or result in a breach of (a) any provision of the articles of incorporation or bylaws (or other organizational documents) of either Acquired Company or (b) any Law or Order applicable to either Acquired Company or the Business.

3.14. No Restrictions. The execution, delivery, and performance of the Ancillary Documents by either Acquired Company, and the consummation of the Ancillary Documents, do not, and will not (i) violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which either Acquired Company is a party or subject, or by which either Acquired Company is bound or affected, (ii) require the consent, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which either Acquired Company is a party or by which either Acquired Company or the Business is bound or to which any of their assets is subject; or (iii) result in the creation or imposition of any Liens (other than Permitted Liens or restrictions on transfer arising under applicable federal or state securities laws) on either Acquired Company or the Business is bound or to which any of their assets is subject.

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3.15. Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity or any stock market, stock exchange or over-the-counter market is required for the consummation of the transactions contemplated by this Agreement by either Acquired Company other than in connection or compliance with such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal securities, state securities or “blue sky” Laws. Except as set forth in Section 3.15 of the Seller Disclosure Schedules, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity or any other Person (including, without limitation, any Party to any Contract, any customer, supplier, landlord, licensor, union, United States governmental agency or authority or any governmental or regulatory agency of any state or local government) is required with respect to DSL or BEOP in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby.

3.16. Equity.

A. CAUD owns all of the capital stock of BEOP and all of the CAUD DSL Interest, and Greenberg owns all of the Greenberg DSL Interest, in each case free and clear of any Liens (other than Permitted Liens or restrictions on transfer arising under applicable federal or state securities laws). There are no shares of capital stock, membership interests, equity or other voting securities of any Acquired Company issued, reserved for issuance or outstanding and no shares of capital stock, equity or other voting securities of any Acquired Company will be issued or become outstanding after the Execution Date.  All of the issued and outstanding capital stock, membership interests or equity, as applicable, of the Acquired Companies has been duly authorized and validly issued and are fully paid, nonassessable and free of Liens (other than Permitted Liens or restrictions on transfer arising under applicable federal or state securities laws), with no personal liability attaching to the ownership thereof, and except as set forth in Section 3.16.A of the Seller Disclosure Schedules, is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in Section 3.16.A of the Seller Disclosure Schedules, there is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock, membership interests or other equity interests of any Acquired Company and there are no agreements or understandings with respect to the sale or transfer of any of the BEOP Purchased Stock or DSL Purchased Interests other than this Agreement. There are no outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of either Acquired Company, or which grants any Person other than the Seller Parties, prior to the Closing, the right to share in the earnings of either Acquired Company. Neither of the Acquired Companies, directly or indirectly, own any equity interest in or have any voting rights with respect to any Person.

B. (i) There are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock or equity of the Acquired Companies, or obligating either Acquired Company to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible or exercisable into equity interests in, such Acquired Company (collectively, “Options”); and (ii) since January 1, 2025, neither Acquired Company has issued any shares of its capital stock, membership interests, equity or Options in respect thereof.

C. None of the outstanding equity securities or other securities of the Acquired Companies was issued in violation of the 1933 Act or any other Laws. Neither of the Acquired Companies owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. DSL is not and has never been a general partner of any general or limited partnership, or owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing in any other Person. BEOP is not and since July 1, 2024 has not been a general partner of any general or limited partnership, or owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing in any other Person.

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3.17. Financial Statements.

3.17.1 CAUD. Complete copies of (a) the audited CAUD consolidated financial statements consisting of the consolidated balance sheets of CAUD as of September 30, 2024, and the related statements of income and shareholders’ equity and cash flow for the years then ended (the “CAUD Audited Financial Statements”), and (b) the unaudited consolidated financial statements consisting of the balance sheet of CAUD as of December 31, 2024 and the related statements of income and shareholders’ equity and cash flow for the twelve-month period then ended respectively (the “CAUD Unaudited Interim Financial Statements” and together with the CAUD Audited Financial Statements, the “CAUD Financial Statements”) are attached as Section 3.17.1 of the Seller Disclosure Schedules. The CAUD Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject in the case of the CAUD Interim Unaudited Financial Statements to normal and recurring year-end adjustments (the effect of which will not be material to CAUD or the Acquired Companies as a whole) and the absence of notes (that, if presented, would not differ materially from those presented in the CAUD Audited Financial Statements). The CAUD Financial Statements are based on the books and records of CAUD, and fairly present in all material respects the financial condition of CAUD as of the dates they were prepared and the results of the operations of CAUD for the periods indicated. Except as set forth in Section 3.17.1 of the Seller Disclosure Schedules, CAUD maintains a standard system of accounting for CAUD established and administered in accordance with GAAP or IFRS, as applicable.

3.17.2 BEOP. Complete copies of BEOP’s individual financial statements consisting of the balance sheets as of December 31 for each of the years 2023 and 2024 (to the extent available), and the related statements of income and shareholders’ equity and cash flow for the years then ended (the “BEOP Annual Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of BEOP as of March 31, 2025 and the related statements of income and stockholders’ equity and cash flow for the three-month period then ended (the “BEOP Interim Unaudited Financial Statements”) are attached as Section 3.17.2 of the Seller Disclosure Schedules. The BEOP Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the BEOP Interim Unaudited Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to BEOP or the Acquired Companies as a whole) and the absence of notes (that, if presented, would not differ materially from those presented in the BEOP Audited Annual Financial Statements). The BEOP Financial Statements are based on the books and records of BEOP, and fairly present in all material respects the financial condition of BEOP as of the dates they were prepared and the results of the operations of BEOP for the periods indicated. Except as set forth in Section 3.17.2 of the Seller Disclosure Schedules, BEOP maintains a standard system of accounting for BEOP established and administered in accordance with IFRS.

3.17.3 DSL. Complete copies of DSL’s individual financial statements consisting of the balance sheets as of December 31 for each of the years 2023 and 2024, and the related statements of income and shareholders’ equity and cash flow for the years then ended (the “DSL Annual Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of DSL as of March 31, 2025 and the related statements of income and stockholders’ equity and cash flow for the three-month period then ended (the “DSL Interim Unaudited Financial Statements”) are attached as Section 3.17.3 of the Seller Disclosure Schedules. Except as set forth on The DSL Financial Statements are based on the books and records of DSL, and fairly present in all material respects the financial condition of DSL as of the dates they were prepared and the results of the operations of DSL for the periods indicated. Except as set forth in Section 3.17.3 of the Seller Disclosure Schedules, DSL maintains a standard system of accounting for DSL established and administered in accordance with GAAP.

3.18. Undisclosed Liabilities. Except as set forth on Section 3.18 of the Seller Disclosure Schedules, neither of the Acquired Companies has any Liabilities except (a) those which are adequately reflected or reserved against in the applicable Balance Sheet of BEOP and DSL, respectively, as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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3.19. Legal Proceedings. Except as set forth in Section 3.19 of the Seller Disclosure Schedules, there is no Action pending or, to the knowledge of the Seller Parties, threatened, against any Seller Party or Acquired Company that challenges or seeks to enjoin, alter, prevent or delay this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby. No Seller Party or Acquired Company is or has ever been subject to any (i) Action, Order or any investigation by a Governmental Entity, (ii) violation, criticism or exception by any Governmental Entity or (iii) formal or informal inquiry or investigation by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of any Seller Party or Acquired Company. Without limiting the foregoing, there is no Action pending or, to the knowledge of the Seller Parties, threatened, (a) against any Seller Party or Acquired Company that has been commenced by or against any Seller Party or Acquired Company, or any of the assets owned or used by any Seller Party or Acquired Company or (b) against any director or officer of any Seller Party or Acquired Company pursuant to Section 8A or 20(b) of the 1933 Act or Section 21(d) or 21C of the 1934 Act. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any of the foregoing in this Section 3.19.

3.20. Title to Assets; No Encumbrances. Except as set forth on Section 3.20 of the Seller Disclosure Schedules:

3.20.1 Each Acquired Company, as applicable, is the absolute owner of, with good, valid and marketable title to or enforceable leasehold interest in or valid rights under Contract to use, all the properties and assets owned or used by such Acquired Company (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, (b) all the properties and assets purchased or otherwise Contracted for by the Acquired Companies since the Balance Sheet Date and (c) all monies received from clients of each of Acquired Company (including, without limitation, all monies received in each Acquired Company’s capacity as agent in connection with such Acquired Company’s media purchase obligations on behalf of its clients), in each case free and clear of all Liens, other than Permitted Liens. Such assets constitute all of the assets owned or used by the Acquired Companies in the conduct of the Business.

3.20.2 The tangible assets are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.21. Contracts.

3.21.1 Section 3.21.1 of the Seller Disclosure Schedules contains an accurate and complete list of the following Contracts (whether written or oral, but indicating which Contracts are oral) to which any Acquired Company is a party (collectively, the “Material Contracts”): (a) all Plans, (b) any personal property lease with a fixed annual rental of $25,000 or more, (c) any Contract relating to capital expenditures which involves payments of $50,000 or more in any single transaction or series of related transactions, (d) any Contract relating to the making of a loan or advance to or investment in, any other Person, (e) any agreement, instrument or arrangement evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee, conditional sale, purchase or otherwise, (f) any management service, employment, consulting or similar type of Contract which is not cancelable by either Acquired Company without penalty or other financial obligation within 30 days, (g) any Contract limiting either Acquired Company or any of their respective Affiliate’s freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreement limiting the ability of either Acquired Company or any of their respective Affiliates to take on competitive accounts during or after the term thereof, (h) any collective bargaining or union agreement, (i) any Contract between either Acquired Company, on the one hand, and any officer, director or manager thereof, on the other hand, not covered by subsection (f) above (including indemnification agreements), (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements), (k) any agreement with respect to any Intellectual Property Assets other than “shrink-wrap” and similar end-user licenses, (l) any agreement with a client required to be listed on Section 3.21.1 of the Seller Disclosure Schedules, (m) any agreement, indenture or other instrument which restricts the ability of either Acquired Company or any of their subsidiaries to make distributions in respect of its equity, (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above, (o) any Contract (not covered by another subsection of this Section 3.21.1) which involves $25,000 or more over the unexpired term thereof and is not cancelable by either Acquired Company, without penalty or other financial obligation within 30 days; provided, however, Contracts of a similar nature which individually do not involve $25,000 or more but in the aggregate involve $25,000 or more over the unexpired terms shall also be set forth on Section 3.21.1 of the Seller Disclosure Schedules, (p) any Contract with a media buying service, and (q) any agreement (not covered by another subsection of this Section 3.21.1) between either Acquired Company, on the one hand, and any member of such Acquired Company, on the other hand.

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3.21.2 Each Material Contract is in full force and effect and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and there exists no default or event of default by either Acquired Company or, to the knowledge of the Seller Parties, by any other party, or occurrence, condition, or act (including the purchase of the BEOP Purchased Stock or DSL Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder or breach or permit termination, modification or acceleration thereunder, and to the knowledge of the Seller Parties, there are no outstanding claims of breach or indemnification or notice of default or termination of any such Material Contract. True, correct and complete copies of each Material Contract that is in writing have been provided to Purchaser and Parent and summaries of all oral Material Contracts contained on Section 3.21.1 of the Seller Disclosure Schedules are complete and accurate in all material respects.

3.21.3 No Material Contracts are subject to any outstanding injunction, judgment, order, settlement, decree, ruling or charge.

3.21.4 Neither Acquired Company has granted any sublicense, sublease or similar right with respect to any Material Contract.

3.22. Personal Property Leases and Licenses. Section 3.22 of the Seller Disclosure Schedules contains a list of all personal property leases, licenses or similar arrangements to which either Acquired Company is a party as either lessor, lessee, licensor or licensee or otherwise pertain to the tangible personal property of such Acquired Company. All such leases and licenses are currently in full force and effect and no notice of cancellation or termination thereof has been given or received by any Seller Party, and such leases do not require the consent or approval of any Person except as set forth on Section 3.22 of the Seller Disclosure Schedules.

3.23. Intellectual Property. Neither of the Acquired Companies has any Registered IP or has submitted an application therefor. Section 3.23 of the Seller Disclosure Schedules contains, with respect to each Acquired Company, an accurate and complete list of: (a) Unregistered IP, including, to the extent applicable, the physical location of such Unregistered IP (including a description of relevant digital infrastructure), and which such Acquired Company owns such Unregistered IP, (b) Licensed IP which is material to the Business, including a description of such Acquired Company’s tools, platforms, software, and databases (if any) included within such Licensed IP (excluding any standard, non-negotiated agreements such as shrink-wrap or click-wrap agreements) and which Acquired Company is the licensee of such Licensed IP and (c) any contractual obligations which impose a restriction on either of the Acquired Companies’ exploitation or commercialization of Unregistered IP, Licensed IP (except subject to the Contracts which govern such Licensed IP) or licensed Data that is material to the Business. Neither Acquired Company has entered into any consent, forbearance or any settlement agreement which limits the rights of either Acquired Company to use the Intellectual Property of the Acquired Companies. The Acquired Companies own good and exclusive title to each item of Unregistered IP, free and clear of any Lien or claims from a third party (including employees). Each of the Acquired Companies have the right, pursuant to a Contract, to use or operate under all Licensed IP which requires a valid license to use. Neither Acquired Company is in violation of any Contract to use Licensed IP. There are no Contracts between the Acquired Companies, on the one hand, and any other Person, on the other hand, with respect to the Intellectual Property of the Acquired Companies in respect of which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Acquired Companies. To the knowledge of the Seller Parties, no Person is infringing or misappropriating any of the Acquired Company IP. Neither Acquired Company, nor any Acquired Company Owned IP is infringing or misappropriating any Intellectual Property owned by a third-party. Except as otherwise set forth on Section 3.23 of the Seller Disclosure Schedules, all Acquired Company Owned IP was either developed: (a) by employees of the Acquired Companies within the scope of such employee’s employment duties; (b) by independent contractors as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101, pursuant to written agreement; or (c) by independent contractors or other third parties who have assigned all of their rights therein to the Acquired Companies pursuant to a written agreement. Section 3.23 of the Seller Disclosure Schedules contains an accurate and complete list of all independent contractors and third parties who have developed any Acquired Company Owned IP, including references to the applicable Contracts governing such independent contractor relationships. No source code or object code for any computer software that is Acquired Company Owned IP has been delivered or licensed by the Acquired Companies to any escrow agent. The Acquired Companies are not obligated to deliver or license any source code or object code (or other component) for any computer software that is Acquired Company Owned IP to any other Person, including any escrow agent, sponsor or owner of any Open Source Software, including as result of the transactions contemplated by this Agreement.

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3.24. Digital Infrastructure.

3.24.1 Open Source. Section 3.24.1 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all Open-Source Software utilized, in any way, by the Acquired Companies, including the relevant license type. No Open Source Software has been used, incorporated, integrated, linked (statically or dynamically), combined, or otherwise made available in, with, or alongside any portion of the Acquired Company Owned IP in a manner that may or would, now or in the future, require the disclosure, licensing, distribution, or other conveyance of the source code of the Acquired Company Owned IP, impose any restriction on the consideration to be charged for the distribution of the Acquired Company Owned IP, confer any right upon any third party to access, modify, or create derivative works of the Acquired Company Owned IP, or otherwise cause the Acquired Company Owned IP to be subject to any “copyleft,” “share-alike,” or similar reciprocal license obligation or encumbrance arising under any applicable open-source license.

3.24.2 Material Third Party Software. Section 3.24.2 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all third party software tools (except for Open Source Software listed on Section 3.24.2 of the Seller Disclosure Schedules) that are material to the Business of the Acquired Companies, including, without limitation, any of the following: (i) analytics tools; (ii) internal or external communications software; and (iii) developer tools, suites, IDEs, compilers, continuous integration / continuous development software and testing frameworks.

3.24.3 AI. Section 3.24.3 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all artificial intelligence, machine learning, large language model, generative AI or other similar or related software (any of the foregoing as “AI Software”) owned by any third party that is licensed, utilized or otherwise exploited by either Acquired Company.

3.24.4 Data, Generally. All information or data of any kind possessed or otherwise processed by the Acquired Companies, including but not limited to, Personal Information, collected from any source, including consumers, employees, vendors, clients, public and private websites and databases, whether collected online (including through data harvesting or scraping techniques) or offline (collectively, “Data”), has been collected, by the Acquired Companies or any other Person, and is being maintained, stored, processed and used by the Acquired Companies in compliance in all material respects with all Laws, including without limitation all applicable Information Privacy and Security Laws and the Acquired Companies have all necessary rights, permissions, registrations, permits, certifications, approvals and licenses to all such Data as necessary for the Acquired Companies’ operation of the Business. Section 3.24.4 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all Data sets licensed by any Seller Party from any third party, including any Data used for training any AI Software.

3.24.5 Cloud Services. Section 3.24.5 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all cloud services (including for storage, hosting, processing, content delivery, caching or otherwise) used by any Seller Party, including which Seller Party is utilizing such service and the geographic location of the relevant server clusters, data centers or physical assets.

3.24.6 IT Assets. The Seller IT Assets (a) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business of the Acquired Companies, (b) are free from material bugs and defects, (c) have not materially malfunctioned or failed (i) with respect to DSL, within the past three (3) years and (ii) with respect to BEOP, since July 1, 2024, and (d) to the knowledge of the Seller Parties, do not contain any virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic which may disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Seller IT Asset.

3.24.7 Attestations. Section 3.24.7 of the Seller Disclosure Schedules sets forth a true, accurate and complete list of all third-party information security certifications (e.g. ISO27001, ISO 27031, NIST 800-53) or auditing attestations or reports (e.g. SOC 2) each Seller Party has procured (each of the foregoing as an “Attestation”). No Attestation will be voided, diminished or materially impacted by the consummation of the transactions contemplated by this Agreement.

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3.25. Data Security and Compliance.

3.25.1 Each of the Acquired Companies complies, and (a) with respect to DSL, has in the past three (3) years and (b) with respect to BEOP, since July 1, 2024 complied, in each case, in all material respects, with (i) its internal privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, (iii) industry standards, guidelines and best practices concerning the Processing of Personal Information, (iv) all public statements, representations, obligations, promises, and commitments of the Acquired Companies concerning the privacy, security or the Processing of Personal Information, and (v) all Data Security Requirements. The Acquired Companies have provided true, accurate, complete and up-to-date versions of the documents referenced in the foregoing clauses (i) and (iv) to Purchaser. Neither the negotiation nor consummation of the transaction contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person, including any Governmental Entity, under any such Data Security Requirement. All vendors, processors, subcontractors and other Persons acting for or on behalf of the Acquired Companies in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Seller IT Assets or the Personal Information in the possession or control of the Acquired Companies (the foregoing as “Processors”) are subject to contractual requirements, compliant with all applicable Data Security Requirements, regarding the Processing of Personal Information, and such Processors (a) with respect to DSL, has in the past three (3) years and (b) with respect to BEOP, since July 1, 2024, complied, in each case, in all material respects, with the Data Security Requirements and applicable contractual requirements. The Acquired Companies have not transferred or authorized the transfer of Personal Information outside of its relevant originating country, except where such transfers have complied with Data Security Requirements. The Acquired Companies have not combined, transferred, shared or sole any Personal Information in violation of any Data Security Requirements. There are no, and (a) with respect to DSL, in the past three (3) years and (b) with respect to BEOP, since July 1, 2024, have not been any actions, suits, claims, investigations or other legal proceedings pending or threatened against the Acquired Companies concerning any Data Security Requirement or compliance therewith or violation thereof by any Person, including any Governmental Entity. No Seller Party has entered into any agreement with, or is the subject of any order from, any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, combination, sale or licensing of Personal Information or otherwise pertaining to Data Security Requirements. No Seller Party is currently Party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Data Security Requirements. No Seller Party is currently, and (a) with respect to DSL, has in the past six (6) years and (b) with respect to BEOP, since July 1, 2024, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any Data Security Requirement Laws.

3.25.2 The Acquired Companies have implemented and maintain a comprehensive written information security plan (a “Security Plan”), which implements disaster continuity plans, business continuity plans, and administrative, technical and physical safeguards designed to protect the integrity and security of the Seller IT Assets and the information and data stored therein (including personal data, personally identifiable information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification or disclosure, including, cybersecurity and malicious insider risks. In the past three (3) years with respect to DSL and since July 1, 2024 with respect to BEOP, (i) there has been no loss, damage, misuse or unauthorized use, unauthorized access, unauthorized acquisition or exfiltration, unauthorized modification or disclosure, or other breach (any of the foregoing as a “Cyberbreach”) of security of personal data or personally identifiable information maintained by or on behalf of the Acquired Companies, (ii) there have been no Cyberbreaches relating to any Seller IT Asset, and (iii) there has been no phishing, social engineering, business email compromise incident, or other Cyberbreach, that has resulted in a material monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business of the Acquired Companies. Without limiting the foregoing, the Acquired Companies have implemented backup, security and disaster recovery measures and technology consistent with industry-best practices and has tested those measures and technology at least annually.

3.26. Permits; Compliance with Laws.

3.26.1 Each Acquired Company has obtained on behalf of itself all Permits required to carry on its business as presently conducted. DSL is and has been in compliance with the requirements, terms and conditions of such Permits, except where such failure to comply would not reasonably be expected to have a Seller Material Adverse Effect. BEOP is and since July 1, 2024, has been in compliance with the requirements, terms and conditions of such Permits, except where failure to comply would not be reasonably expected to have a Seller Material Adverse Effect. All such Permits are in full force and effect and no action or claim is pending, nor to the knowledge of the Seller Parties, threatened, to revoke or terminate any such Permit or declare any such Permit invalid in any respect.

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3.26.2 DSL is conducting and has conducted its business, and is using and has used its properties, and is complying and has complied with all applicable Laws and Orders, and is not in default or violation in any respect of (and no Acquired Company has received any notice of any violation of and, to the knowledge of the Seller Parties, there is no reason to believe there is any default or violation of), any applicable Laws or Orders, except where such failure to comply, default tor violation would not reasonably be expected to have a Seller Material Adverse Effect.

3.26.3 BEOP is conducting and has since July 1, 2024 conducted its business, and is using and has used its properties, and is complying and has complied with all applicable Laws and Orders, and is not in default or violation in any respect of (and no Acquired Company has received any notice of any violation of and, to the knowledge of the Seller Parties, there is no reason to believe there is any default or violation of), any applicable Laws or Orders, except where such failure to comply, default tor violation would not reasonably be expected to have a Seller Material Adverse Effect.

3.27. Anti-Takeover Laws. The respective boards of directors or managers of each Acquired Company have taken all action, as applicable, necessary or required to render inapplicable to this Agreement and the consummation of the transactions contemplated by this Agreement the restrictions contained in (i) any state takeover Laws that may purport to be applicable to this Agreement and the consummation of the transactions contemplated by this Agreement, (ii) any takeover provision in either Acquired Company’s organizational documents, and (iii) any takeover provision in any Contract.

3.28. CFIUS. No declaration to the Committee for Foreign Investment in the United States (“CFIUS”) is required to be submitted by or on behalf of any Acquired Company or Seller Party in connection with the Agreement pursuant to Section 800.401 of Part 800 (31 CFR 800), under the regulations adopted under the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA Regulations”). Neither Acquired Company owns, leases or has an interest in “Covered Real Estate” as described in Section 802.211 (31 CFR part 802) of the FIRRMA Regulations.

3.29. Anti-Corruption Compliance.

3.29.1 During the five (5) years prior to the date of this Agreement with respect to DSL, and since July 1, 2024 with respect to BEOP, no Acquired Company nor any of their respective officers, directors, or, to the Seller Parties’ knowledge, any employees, agents or any other Person, in each case, acting on behalf of an Acquired Company has: (i) made, agreed to make, promised, offered or authorized the making of any contribution, payment, gift, entertainment, money or thing of value (including a facilitation payment) to a government official, or any other person, in violation of any applicable anti-corruption Laws; or (ii) accepted, received, agreed to accept or authorized the acceptance of any contribution, payment, gift, entertainment, money, anything of value, or other advantage in violation of any applicable Anti-Corruption Laws.

3.29.2 No Acquired Company or any of their respective officers, directors, or, to the Seller Parties’ knowledge, any employees, agents or any other Person, in each case, acting on behalf of an Acquired Company, is or has been the subject of any internal or external allegation, investigation, inquiry or enforcement proceedings by any Governmental Entity, bank or customer regarding any offense or alleged offense under applicable Anti-Corruption Laws, no such investigation, inquiry or proceedings is pending or, to the Seller Parties’ knowledge, threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

3.29.3 Each Acquired Company has instituted and maintains policies and procedures designed to ensure compliance with all applicable Anti-Corruption Laws and has maintained complete and accurate books and records, including records of payments to any third parties (including their representatives and distributors) and government officials.

3.29.4 DSL has at all times, and BEOP since July 1, 2024 has: (i) kept and maintained reasonably detailed, accurate and complete books, records and financial accounts that fairly reflect the transactions and dispositions of the assets of such Acquired Company or provide assurance that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization and (ii) devised, monitored and maintained a system of internal accounting controls sufficient to ensure compliance with all applicable Laws and enforcement guidance, including those applicable to a company with securities listed on a U.S. stock exchange.

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3.30. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, CAUD and the Acquired Companies shall each be solvent and shall each: (a) be able to pay its debts as they become due; (b) own assets that have a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent, subordinated, unmatured and unliquidated liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with any of the transactions contemplated by this Agreement and the Ancillary Documents with the intent to hinder, delay or defraud either present or future creditors of CAUD or either Acquired Company. In connection with the transactions contemplated by this Agreement and the Ancillary Documents, neither CAUD nor either Acquired Company has incurred, nor does it plan to incur, debts beyond its ability to pay.

3.31. Personnel Matters.

3.31.1 Section 3.31 of the Seller Disclosure Schedules sets forth a true and complete list of each employee or Person who is an independent contractor of an Acquired Company (collectively, the “Personnel”), and (a) the names and positions of all Personnel, together with a statement of the current annual salary or fees, and the annual salary, fees, bonus and incentive compensation paid or payable with respect to calendar years 2023 and 2024 and for the three-month period ended March 31, 2025, and a statement of the Projected Annual Personnel Costs; (b) the names of all retired or former Personnel, if any, of who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from an Acquired Company, their ages and current unfunded pension or other rate, if any; and (c) a description of the current severance and vacation policy of each Acquired Company. No Acquired Company has, because of past practices or previous commitments with respect to its employees or otherwise, established any rights on the part of any of Personnel to additional compensation or monies with respect to any period after the Closing Date or any portion or share of the Purchase Price in the form of a bonus, gift, award, or any similar type of remuneration. Each Acquired Company has properly classified and compensated all Personnel in accordance with all applicable Laws and Orders. No Personnel employed by or in a contractual arrangement with BEOP, nor any manager, advisor or other Person who may receive any payment from BEOP in connection with the transactions contemplated hereby, is a U.S. Person (as defined below). For purposes of this Section 3.31.1, a “U.S. Person” means: (a) any individual who is a citizen or resident of the United States (as determined under Section 7701(a)(30) of the Code), (b) any corporation, partnership, or other entity created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) any estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, and (d) any trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. Persons have the authority to control all substantial decisions of the trust. For the avoidance of doubt, the term “U.S. Person” includes any individual who is a U.S. citizen or resident alien, regardless of where such individual is employed or resides, and any entity or trust described above.

3.31.2 Each Acquired Company maintains all forms, records, and other documents required by applicable Laws, including Laws relating to immigration, workers’ compensation, taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance, for all Personnel. Each Acquired Company has performed with respect to the Personnel such investigations, background checks, reviews and other inquiries as required by applicable Laws.

3.31.3 No Acquired Company has any collective bargaining, union or labor Contracts with any group of Personnel, labor union or employee representative and, to the knowledge of the Seller Parties, there is no organizational effort currently being made or threatened by or on behalf of any of the foregoing with respect to any Personnel. No Acquired Company has experienced, and to the knowledge of the Seller Parties, there is no basis for, any strike, labor trouble, work stoppage, slow down or other interference with or impairment of the Business. No Acquired Company has any formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to its directors, managers, officers or Personnel.

3.32. Employee Benefits.

3.32.1 List of Plans. Section 3.32.1 of the Seller Disclosure Schedules lists every employee benefit, compensation or incentive plan, program, agreement or arrangement, whether or not subject to ERISA, that is maintained, sponsored or contributed to by BEOP, DSL or any ERISA Affiliate (each, a “Plan”). Complete and current copies of each written Plan and, where applicable, the latest summary plan description, trust or funding vehicle, Form 5500, IRS determination or opinion letter, actuarial or financial report and nondiscrimination test have been made available to Purchaser. No Seller Party maintains or has any liability with respect to any foreign benefit plan.

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3.32.2 Change in Control / Severance. Except as set forth on Section 3.32.2 of the Seller Disclosure Schedules, neither the execution of this Agreement nor the transactions contemplated hereby will (i) trigger any payment, funding, acceleration, vesting or increase in benefits, or (ii) obligate any Seller Party to pay severance, retention, change-of-control or similar amounts. No Plan will result in a nondeductible payment under Code § 280G or an excise tax under Code § 4999, and no individual is entitled to any related tax “gross-up.”

3.32.3 Defined-Benefit and Multiemployer Plans. No Seller Party now sponsors, contributes to or has any current or contingent liability with respect to (i) a defined-benefit pension plan, (ii) a plan subject to Title IV of ERISA, ERISA § 302 or Code §§ 412 or 430, (iii) a multiemployer plan, (iv) a multiple-employer welfare arrangement or (v) a multiple-employer plan under ERISA §§ 4063-4064.

3.32.4 Welfare Benefit Plans / Post-Employment Benefits. Each welfare Plan reserves the right to amend or terminate at any time. Other than COBRA or similar state law obligations, no Seller Party is required to provide post-employment health, life or other welfare benefits.

3.32.5 Administrative Compliance. Each Plan has at all times been established, funded and administered in material compliance with its terms and all applicable laws, including ERISA and the Code. There are no pending or, to Seller Parties’ knowledge, threatened audits, investigations, actions or claims (other than routine benefit claims) relating to any Plan.

3.32.6 Tax-Qualification. Every nonqualified deferred-compensation arrangement complies in all material respects with Code § 409A. No person will incur any additional tax, penalty or interest under § 409A in connection with the transactions contemplated by this Agreement, and no Seller Party is obligated to indemnify or reimburse any individual for any such liability.

3.32.7 409A. Every nonqualified deferred-compensation arrangement complies in all material respects with Code § 409A. No person will incur any additional tax, penalty or interest under § 409A in connection with the transactions contemplated by this Agreement, and no Seller Party is obligated to indemnify or reimburse any individual for any such liability.

3.33. Tax.

A. General. Except as set forth on Section 3.33A of the Seller Disclosure Schedules, each of the Acquired Companies (and each Seller Party with respect to any Tax Items reportable by such Seller Party) has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign Tax Returns (including estimated Tax Returns) required under the statutes, rules or regulations of such jurisdictions to be filed by it. Section 3.33A of the Seller Disclosure Schedules contains a complete list of all of the jurisdictions – foreign, U.S. federal, state and local and/or any other political subdivision throughout the world – where the Acquired Companies file any Tax Return.

B. Payments and Withholdings. All Taxes owed by the Acquired Companies (and each Seller Party with respect to “flow-through income” or any other Tax Item reportable by a Seller Party), whether or not shown on any Tax Return, have been paid or are being contested in good faith via appropriate proceedings with appropriate reserves established in accordance with GAAP or IFRS, as applicable, in which case, such contested assessments are set forth on Section 3.33B of the Seller Disclosure Schedules. Except as set forth on Section 3.33B on Seller Disclosure Schedules, each of the Acquired Companies have collected all sales, use, value added, goods and services or other commodity Taxes required to be collected and remitted the same to the appropriate taxing authority within the prescribed time periods. Except as set forth on Section 3.33B of the Seller Disclosure Schedules, the Acquired Companies and the Seller Parties, with respect to Tax Items, have withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents, unitholders, independent contractors, creditors, or other third parties, and remitted the same to the appropriate taxing authorities within the prescribed time periods, and all Tax forms required with respect thereto have been properly completed and timely filed.

C. Tax Accruals. The amount set up as an accrual for Taxes on the Balance Sheet is sufficient for the payment of all unpaid Taxes of BEOP and/or DSL, whether or not disputed, for all periods ended on and prior to the Balance Sheet Date. Except as set forth on Section 3.33C of the Seller Disclosure Schedules, since the Balance Sheet Date, neither Acquired Company has incurred any liabilities for Taxes other than in the ordinary course of business.

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D. Tax Returns. The Selling Parties have provided to the Purchaser correct and complete copies of all Tax Returns filed with respect to DSL for all taxable periods beginning on or after January 1, 2021, and with respect to BEOP for all taxable periods beginning on or after July 1, 2024, throughout the entire world, including any foreign, U.S. federal, state and local and/or any other political subdivision. Except as set forth on Section 3.33D of the Seller Disclosure Schedules, none of the foreign, federal, state or local Tax Returns of either Acquired Company or of any Seller Party in respect of any Tax Item has ever been audited by the Internal Revenue Service (the “IRS”) or any other Governmental or Regulatory Authority. No examination of any Tax Return of any Acquired Company or Seller Party in respect of a Tax Item is currently in progress, and none of the Acquired Companies or Seller Parties has received notice of any proposed audit or examination with respect to either Acquired Company or any Tax Items.

E. Tax Deficiencies; Agreements Relating to Taxes. Except as set forth on Section 3.33E of the Seller Disclosure Schedules, no deficiency in the payment of Taxes by any Acquired Company or Seller Party with respect to any Tax Items for any period has been asserted in writing by any Governmental or Regulatory Authority. None of the Selling Parties has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it, other than routine extensions for the filing of income Tax Returns. None of the Selling Parties has entered into any Tax sharing or Tax allocation agreement with any party. No Seller Party has any contractual obligation to indemnify any other Person with respect to Taxes, and to the knowledge of the Seller Parties no such Seller Party is liable for the payment of Taxes of any other Person. None of the Acquired Companies or the Selling Parties (with respect to any Tax Item) has received written notice of a claim by any Governmental or Regulatory Authority in any jurisdiction where such Person does not file tax returns that such Person is or may be subject to taxation by the jurisdiction. There are no Liens for Taxes upon any of the assets of any Seller Party. None of the Selling Parties has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized. None of the Selling Parties has made any agreement, waiver or other arrangement providing for an extension of time with respect any Tax Items and/or to the assessment or collection of any Taxes against it.

F. Consolidated Group; No Reportable Transactions. Except as set forth on Section 3.33F of the Seller Disclosure Schedules, none of CAUD or the Acquired Companies has (a) at any time been a member of an affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or non-U.S. Law, filing a consolidated federal income Tax Return, (b) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of Law, by contract, or otherwise or (c) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. CAUD and DSL have not at any point, and BEOP since July 1, 2024 has not, held any interests in real property that might be subject to Tax, or might subject the transfer of the BEOP Purchased Stock and/or the DSL Purchased Interests to tax under Section 897 of the Code. No Seller Party has entered into any reportable or listed transactions within the meaning of Treasury Regulation Section 1.6011-4(b) or other comparable provision of applicable Law. No Seller Party has participated in any “tax shelter” within the meaning of Section 6662 of the Code or other comparable provision of applicable Law, and each Seller Party has disclosed on its federal income Tax Returns all positions that could give rise to a substantial understatement of federal income Tax.

G. Post-Closing Adjustments. None of the Parties and none of their Affiliates will be required as a result of a change in accounting method occurring prior to, or a result of, the Closing for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income Tax Law) in income for any period ending after the Closing Date. None of the Parties and none of their Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law): (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date or an amount deferred under the IRS Revenue Procedure 2004-34 or any similar or successor provision of Law, or other amount attributable to income economically realized on or prior to the Closing Date.

H. Other. None of the Selling Parties has made any election to defer any payroll Taxes under the CARES Act or the Payroll Tax Executive Order. None of the Selling Parties has requested or received a ruling from any Governmental or Regulatory Authority or signed any binding agreement with any Governmental or Regulatory Authority that might impact the amount of Tax due from Purchaser or its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) after the Closing Date. None of the Selling Parties has elected to have the provisions of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 and as subsequently amended thereafter (or any similar provision of state or local Tax Law), apply to it with respect to any taxable period beginning before January 1, 2018. There is no power of attorney given by or binding upon the Acquired Companies that will be in force after the Closing with respect to any Tax matter.

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I. Tax Status. DSL (i) is, and was at all times since its formation, treated as a partnership for federal and applicable state and local Tax purposes, and (ii) has not made any election to change such classification as a partnership for tax purposes. BEOP (i) is, and was at all times since July 1, 2024, treated as a “C corporation” for U.S. federal and applicable state and local Tax purposes, and (ii) has not made any election to change its classification at any time. DSL uses, and has used since its formation, the accrual method of accounting for Tax purposes. DSL is eligible under applicable Law to make the “push out” election under Section 6226 of the Code with respect to taxable years for which it was treated as a partnership for federal and applicable state and local Tax purposes.

J. Intercompany Transactions. All related-party transactions of any Seller Party have been conducted in accordance with an arm’s-length result within the meaning of Treasury Regulation Section 1.482-1(b)(1).

K. Parachute Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in any payment, benefit, or distribution (whether in cash, property, or the vesting of property) by a Seller Party or any of its Affiliates to or for the benefit of any individual (whether as an employee, officer, director, or independent contractor) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations promulgated thereunder.

L. Elections/Accounting Method. Each of the Seller Parties hereby represents and warrants that, since the filing of the most recent Tax Returns of the applicable Acquired Company, neither Acquired Company, nor any of the Seller Parties has made or caused to be made any election with respect to Taxes or any change in any method of accounting for Tax purposes that could affect the amount, timing, or reporting of any Taxes of either Acquired Company. Furthermore, no request for any such election or change is currently pending with any taxing authority.

3.34. Real Property. Except as set forth on Section 3.34 of the Seller Disclosure Schedules, (a) DSL does not own (nor has ever owned) and does not have (nor has ever had) and (b) BEOP does not own (nor since July 1, 2024 has owned) and does not have (nor since July 1, 2024 has had) any leasehold interest in any real property.

3.35. Environmental Matters. The operations of DSL are currently and have been in compliance in all material respects with all environmental Laws. The operations of BEOP are currently and since July 1, 2024, have been in compliance in all material respects with all environmental Laws. Neither Acquired Company has received any environmental notice or environmental claim with respect to the Business which remains pending or unresolved as of the Closing Date. Each Acquired Company has obtained and is in material compliance with all environmental permits necessary for the normal conduct of the Business as currently conducted.

3.36. Insurance. Section 3.36 of the Seller Disclosure Schedules sets forth a complete and correct list of all currently effective insurance policies or binders of insurance or programs of self-insurance which relate to either Acquired Company, along with the corresponding insurance carriers, minimum liability limits, deductibles, premiums, to whom such policy has been issued, whether it is “claims made” or an “occurrence policy” and expiration dates for each such policy or binder. True and complete copies of such policies and binders have been previously delivered to Purchaser. The coverage under each such policy or binder is in full force and effect, all premiums due thereunder have been paid in full and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase in premium for, any such policy or binder has been received by either Acquired Company. No Acquired Company has received any notice from any of its insurance carriers that any insurance coverage will not be available in the future on substantially the same terms now in effect. Each Acquired Company has complied with all the provisions of such policies and binders in all respects. Within the last five years with respect to DSL and since July 1, 2024 with respect to BEOP, neither Acquired Company has filed for any claims against any of its insurance policies, exclusive of health insurance policies. None of the insurance policies shall lapse or terminate by reason of the transactions contemplated by this Agreement or any Ancillary Document and all such policies shall continue in effect after the Closing Date for the benefit of the Acquired Companies. Neither Acquired Company has been refused any insurance or required to pay higher than normal or customary premiums, nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last five years with respect to DSL or since July 1, 2024 with respect to BEOP.

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3.37. Absence of Certain Changes. Except as set forth on Section 3.37 of the Seller Disclosure Schedules, since the Balance Sheet Date, except as expressly contemplated by this Agreement, each Acquired Company (a) has conducted its business in the ordinary course of business, consistent with past practice and in compliance with Laws in all respects, (b) has not entered into, amended or waived the terms of or terminated any Contract, and (c) has not experienced a Seller Material Adverse Effect and, to the Seller Parties’ knowledge, no event has occurred or circumstance exists that, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth on Section 3.37 of the Seller Disclosure Schedules, and without limiting the foregoing, since the Balance Sheet Date, neither Acquired Company (i) incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Liens (other than Permitted Liens), (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $50,000, (v) entered into any transactions, or series of transactions, with any Liability or Liabilities in excess of $10,000, (vi) made any distributions or dividend payments on any shares of its capital stock, equity or equity participation rights, or redeemed, purchased or otherwise acquired any shares of its capital stock or equity, or any granted or issued option, warrant or other right to purchase or acquire any shares of capital stock, equity or equity participation rights, (vii) made any bonus or profit sharing distribution, (viii) increased or prepaid its indebtedness for borrowed money or made any loan to any Person, (ix) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, exceeded $20,000, (x) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation or fees from an Acquired Company at an annual rate of $125,000 or more or amended the terms of any agreement with any such Person, (xi) hired or terminated any Person who has or would receive aggregate compensation or fees from an Acquired Company at an annual rate of $125,000 or more, (xi) entered into any employment or consulting agreement which is not cancelable by an Acquired Company without penalty or other financial obligation within 30 days, (xii) canceled or waived any claims or rights of material value, (xiii) made any change in any method of accounting procedures, (xiii)  adopted of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law, (xiv) renewed, extended or modified any lease of real property or any lease of personal property, (xv) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (xv) agreed, whether or not in writing, to do any of the actions set forth in any of the foregoing clauses.

3.38. Client Relations.

3.38.1 Section 3.38.1 of the Seller Disclosure Schedules sets forth (a) a list of all Significant Clients of the Acquired Companies, and the revenues from each Significant Client and from all other clients (in the aggregate) for each of the calendar years ended December 31, 2023 and 2024 (to the extent available with respect to BEOP) and the three-month period ended March 31, 2025, and (b) the Significant Clients’ projected revenue for the Acquired Companies based on its 2025 Current Plan for the twelve months ending December 31, 2025, together with the estimated revenues from each such client and all clients (in the aggregate) for such period. The estimated revenues set forth on Section 3.38.1 of the Seller Disclosure Schedules were made in good faith and on a reasonable basis. Except as set forth on Section 3.38.1 of the Seller Disclosure Schedules, no client of either Acquired Company has advised or, to the knowledge of the Seller Parties, threatened either Acquired Company that it is (x) terminating or considering terminating the handling of its business by either Acquired Company in whole or in part or in respect of any particular product, project or service or (y) planning to reduce its future spending with either Acquired Company in any manner or amend, modify or limit its business relationship with either Acquired Company.

3.38.2 2025 Current Profit Plan. Section 3.38.2 of the Seller Disclosure Schedules sets forth the current project statement of profit and loss for the year ending December 31, 2025 (the “2025 Current Profit Plan”). The 2025 Current Profit Plan should include the same “profit and loss” caption as included in the Acquired Companies’ Annual Unaudited Financial Statements, and may exclude all captions set below “operating profit.” The 2025 Current Profit Plan revenue shall comply with Section 3.38.1 and be reconciled with the Projected Annual Personnel Costs of Section 3.38.1.

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3.38.3 Accounts Receivable; Work-in-Process. All of the accounts receivable have arisen from arm’s length transactions by each Acquired Company. All of the work-in-process, accounts receivable and unbilled invoices (including unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the Financial Statements have arisen from sales actually made or services actually performed by an Acquired Company in the ordinary course of business and are good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet and the Interim Balance Sheet), and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any recourse to litigation, extraordinary collection efforts, counterclaim or set-off except to the extent of any such provision, reserve or adjustment. No portion of any such accounts receivable is subject to counterclaim or set-off or is in dispute. No Acquired Company has received notice that any account receivable previously collected by an Acquired Company is subject to any claim of any Person, including preference claims under bankruptcy Laws. No Person owing any accounts receivable has filed under the provisions of any bankruptcy Laws, reorganization, insolvency, or other similar Laws. The accounts payable set forth on the Interim Balance Sheet, and the accounts payable incurred since the Balance Sheet Date through the Closing Date, represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. There has been no change since the Interim Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to an Acquired Company, or the reserves with respect thereto, or accounts payable of an Acquired Company which would reasonably be expected to have a Seller Material Adverse Effect.

3.39. Books and Records. No Acquired Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) were not on or prior to the date hereof under the exclusive ownership and possession of such Acquired Company. Each Acquired Company has delivered to the Purchaser complete and correct copies of its organizational documents in effect immediately prior to the execution of this Agreement.

3.40. Bank Accounts; Powers of Attorney. Set forth on Section 3.40 of the Seller Disclosure Schedules is an accurate and complete list showing (a) the name and address of, and account information for, each bank in which either Acquired Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from either Acquired Company and a summary statement of the terms thereof.

3.41. Related Party Transactions. Except as set forth on Section 3.41 of the Seller Disclosure Schedules, none of the Seller Parties nor the Acquired Companies is a party to any contracts or other business relationships with any related Party other than normal employment arrangements and employee benefit plans. Neither Seller Party is owed or owes any amount from or to any related Parties of such Seller Party (excluding employee compensation and other ordinary incidents of employment). No property or interest in any property that relates to and is or will be necessary in the present operation of the business, is presently owned or leased by or to any related Party.

3.42. Transactions With Affiliates and Employees. None of the officers or members of each of the Seller Parties and the Acquired Companies and, to the Seller Parties’ knowledge, none of the employees of each of the Seller Parties and the Acquired Companies is presently a party to any transaction with the any of the Seller Parties or the Acquired Companies (as applicable and other than for services as employees and officers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any such officer, member or such employee or, to the Seller Parties’ knowledge, any entity in which any officer, member, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $ 50,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the applicable Seller Party or Acquired Company and (iii) other employee benefits, including agreements under any equity compensation plan of the applicable Seller Party of Acquired Company.

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3.43. No Other Representations or Warranties.

3.43.1 Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), none of the Seller Parties or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Company furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

3.43.2 Notwithstanding the foregoing, none of the information supplied or to be supplied by or on behalf of any Seller Party or Acquired Company for inclusion in the Proxy Statement contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement complies as to form in all respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

4. Representations and Warranties of Purchaser and the Parent. Purchaser and the Parent, subject to the terms of this ARTICLE IV, including the Purchaser Disclosure Schedules, jointly and severally represent and warrant to each of the Seller Parties that the statements contained in this ARTICLE IV are correct and complete as of the Closing Date.

4.1. Incorporation and Good Standing. Purchaser is duly incorporated and in valid existence as a corporation under the Laws of the State of Delaware, and has the power to own its property and carry on its business as now being conducted. Parent is duly incorporated and in valid existence as a corporation under the Laws of the State of Delaware, and has the power to own its property and carry on its business as now being conducted. The Purchaser is a wholly-owned subsidiary of the Parent. Parent and Purchaser are qualified to do business as a foreign entity and, if applicable, is in good standing under the Laws of each jurisdiction where it is required to be so qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below). Section 4.1 of the Purchaser Disclosure Schedules sets forth a complete and accurate list of any other jurisdictions in which Parent and Purchaser are qualified or licensed to conduct business as a foreign entity.

4.2. Authorization, No Conflicts, Etc.

4.2.1 Authorization. Parent and Purchaser have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform their obligations hereunder and thereunder, to consummate the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents have been duly adopted, and the consummation of the Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby have been duly authorized, at a meeting duly called and held, by the Parent Board of Directors. The Parent Board of Directors at such meeting has voted to adopt this Agreement and the Ancillary Documents, approved and authorized the transactions contemplated by this Agreement and the Ancillary Documents. No other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or the Ancillary Documents or to consummate this Agreement or the Ancillary Documents. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by the Seller Parties, as applicable) constitutes valid and binding obligations of, Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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4.2.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Agreement and any Ancillary Documents by Parent and Purchaser and the consummation of this Agreement and any Ancillary Documents, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Parent or Purchaser; or (b) any Law or Order applicable to Parent or Purchaser, in each case assuming the timely receipt of each of the approvals referred to in Section 4.2.2 of the Disclosure Schedules.

4.3. Regulatory Restrictions. The execution, delivery, and performance of this Agreement and any Ancillary Document to which Purchaser or Parent is a party by Purchaser or Parent, the issuance of shares of Consideration Shares and the consummation of this Agreement and any Ancillary Document to which Purchaser or Parent is a party do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or Parent is a Party or subject, or by which Purchaser or any Parent is bound or affected.

4.4. Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity is required for the consummation of the transactions contemplated by this Agreement or any Ancillary Document by Purchaser or Parent other than in connection or compliance with (a) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws.

4.5. Subsidiaries. Except for Purchaser, Parent has no other subsidiaries. Purchaser has no subsidiaries.

4.6. Capital Stock.

4.6.1 Classes and Shares. The authorized capital stock of Parent consists of 135,000,000 shares, divided into two classes, as follows: (a) 125,000,000 shares of common stock, $0.0001 par value per share (“Purchaser Common Stock”), of which 16,313,302 shares were issued and outstanding as of the close of business on December 31, 2024; and (b) 10,000,000 shares of preferred stock, no par value, of which 0 shares were issued and outstanding as of the date of this Agreement. Except as set forth in Section 4.6 of the Purchaser Disclosure Schedules, as of the date of this Agreement, (i) there is no security or class of securities outstanding that represents or is convertible into capital stock of Parent and (ii) no shares of Purchaser capital stock were reserved for issuance .

4.6.2 The number of Consideration Shares to be issued at the Closing would represent in the aggregate, 49% of the Parent Common Stock on a Fully-Diluted Basis.

4.7. Financial Statements. The financial statements of Parent as of and for each of the three years ended December 31, 2024, 2023 and 2022, (“Financial Statements”), fairly present in all material respects, the consolidated condition and the results of operations, changes in Stockholders’ equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, consistently applied.

4.8. Legal Proceedings. Except as set forth in Section 4.8 of the Purchaser Disclosure Schedules, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or Purchaser that challenges or seeks to enjoin, alter, prevent or delay this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby. Except as set forth in Section 4.8 of the Purchaser Disclosure Schedules, either Parent nor Purchaser is or has ever been subject to any (i) Action, Order or any investigation by a Governmental Entity, (ii) violation, criticism or exception by any Governmental Entity or (iii) formal or informal inquiry or investigation by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or Purchaser. Without limiting the foregoing and except as set forth in Section 4.8 of the Purchaser Disclosure Schedules, there is no Action pending or, to the knowledge of Parent, threatened, (a) against Parent or Purchaser that has been commenced by or against Parent or Purchaser, or any of the assets owned or used by Parent or Purchaser or (b) against any director or officer of Parent or Purchaser pursuant to Section 8A or 20(b) of the 1933 Act or Section 21(d) or 21C of the 1934 Act. Except as set forth in Section 4.8 of the Purchaser Disclosure Schedules, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any of the foregoing in this Section 4.8.

4.9. Conduct of Business. Since January 1, 2021 Parent and Purchaser are conducting and have conducted their respective business, and are using and have used its respective properties, and are complying and have complied with all applicable Laws and Orders, and are not in default or violation in any respect of (and neither Parent nor Purchaser has received any notice of any violation of and, to the knowledge of Parent, there is no reason to believe there is any default or violation of), any applicable Laws or Orders, except where such failure to comply, default tor violation would not reasonably be expected to have a Parent Material Adverse Effect.

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4.10. Taxes. Within the times and in the manner prescribed by Law, Parent and Purchaser have filed all Tax Returns required by Law and have paid all Taxes, assessments and penalties due and payable in all states and localities in which Parent and/or Purchaser are required to file Tax Returns. The provisions for Taxes reflected in Parent’s most recent balance sheet contained in the Parent Financial Statements are adequate for any and all Taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. No claim has been made by any tax authority in a jurisdiction where Parent or Purchaser do not file tax returns that Parent or Purchaser is or may be subject to paying taxes or filing tax returns in that jurisdiction. There are no pending disputes as to Taxes of any nature payable by Parent or Purchaser. Neither Parent nor Purchaser is undergoing nor has it received notice of an audit of its Tax Returns and its Tax Returns have never been audited. Except as set forth in Section 4.10 of the Purchaser Disclosure Schedules, no extension of time with respect to any date on which a tax return was or is to be filed by Parent is in force, and no waiver or agreement by Parent is in force for the extension of time for the assessment or payment of taxes. No taxes have been deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Consolidated Appropriations Act of 2021, or IRS Notice 2020-65.

4.11. Intellectual Property. Neither of Parent nor Purchaser has any Registered IP or has submitted an application therefor. Section 4.11 of the Purchaser Disclosure Schedules contains an accurate and complete list of all of Parent’s and Purchaser’s: (a) Intellectual Property that is (i) owned by, purported to be owned by or exclusively licensed to, Parent and/or Purchaser, and (ii) has not been registered with any Governmental Entity or comparable entity in any jurisdiction throughout the world (the “Parent Unregistered IP”) including, to the extent applicable, the physical location of such Parent Unregistered IP (including a description of relevant digital infrastructure), and which or Parent or Purchaser owns such Parent Unregistered IP, (b) any Intellectual Property which is necessary to or used in the operation of the Parent’s or the Purchaser’s business, including the design, manufacture, and use of the products and services as currently operated or reasonably anticipated to be operated in the future (but excluding any owned Intellectual Property or any rights in materials created for clients as “works made for hire”) (the “Parent Licensed IP”), including a description of the Parent’s or the Purchaser’s tools, platforms, software, and databases (if any) included within such Parent Licensed IP (excluding any standard, non-negotiated agreements such as shrink-wrap or click-wrap agreements) and which of Parent or Purchaser is the licensee of such Parent Licensed IP and (c) any contractual obligations which impose a restriction on either of the Acquired Companies’ exploitation or commercialization of Parent Unregistered IP, Parent Licensed IP (except subject to the contracts which govern such Parent Licensed IP) or licensed information or data of any kind possessed or otherwise processed by the Parent or Purchaser, including but not limited to, Personal Information, collected from any source, including consumers, employees, vendors, clients, public and private websites and databases, whether collected online (including through data harvesting or scraping techniques) or offline that is material to the business. Neither Parent nor Purchaser has entered into any consent, forbearance or any settlement agreement which limits the rights of either Parent or Purchaser to use the Intellectual Property of the Parent or the Purchaser. The Parent or the Purchaser, as applicable, own good and exclusive title to each item of Parent Unregistered IP, free and clear of any Lien or claims from a third party (including employees). The Parent or the Purchaser, as applicable, has the right, pursuant to a contract, to use or operate under all Parent Licensed IP which requires a valid license to use. To the knowledge of the Parent, neither Parent nor Purchaser is in violation of any contract to use Parent Licensed IP. There are no contracts between Parent or the Purchaser, on the one hand, and any other Person, on the other hand, with respect to the Intellectual Property of the Parent or the Purchaser in respect of which there is any dispute regarding the scope of such contract, or performance under such contract, including with respect to any payments to be made or received by the Parent or the Purchaser. To the knowledge of the Parent, no Person is infringing or misappropriating any of Intellectual Property used by the Parent or the Purchaser. To the knowledge of the Parent, neither Parent nor Purchaser is infringing or misappropriating any Intellectual Property owned by a third-party.

4.12. Permits; Compliance with Laws.

4.12.1 Each of Parent and Purchaser has obtained on behalf of itself all Permits required to carry on its business as presently conducted. Each of Parent and Purchaser is and has been in compliance with the requirements, terms and conditions of such Permits, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect and no action or claim is pending, nor to the knowledge of the Parent, threatened, to revoke or terminate any such Permit or declare any such Permit invalid in any respect.

4.12.2 Each or Parent and Purchaser is conducting and has conducted its business, and is using and has used its properties, and is complying and has complied with all applicable Laws and Orders, and is not in default or violation in any respect of (and neither Parent nor Purchaser has received any notice of any violation of and, to the knowledge of the Parent, there is no reason to believe there is any default or violation of), any applicable Laws or Orders, except where such failure to comply, default tor violation would not reasonably be expected to have a Material Adverse Effect.

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4.13. Real Property. Except as set forth on Section 4.13 of the Purchase Disclosure Schedules, neither Parent nor Purchaser owns (or has ever owned) or has (or has ever had) any leasehold interest in any real property.

4.14. Environmental Matters. The operations of Parent and Purchaser with respect to the business are currently and have been in compliance in all material respects with all environmental Laws. Neither Parent nor Purchaser has received any environmental notice or environmental claim with respect to the Business which remains pending or unresolved as of the Closing Date. Each of Parent and Purchaser has obtained and is in material compliance with all environmental permits necessary for the conduct of the business as currently conducted.

4.15. Absence of Certain Changes. Except as set forth on Section 4.15 of the Purchaser Disclosure Schedules, since December 31, 2024, except as expressly contemplated by this Agreement, (A) Parent and Purchaser have conducted the business in the ordinary course of business, consistent with past practice and in compliance with Law in all material respects, (B) neither Parent nor Purchaser has entered into, amended the terms of or terminated any Contract material to the business, and (C) neither Parent nor Purchaser has experienced a Parent Material Adverse Effect and to the Parent’s knowledge, no circumstance exists that can reasonably be expected to result in a Parent Material Adverse Effect.

4.16. Consideration Securities. The Consideration Securities to be issued to the Seller Parties at Closing will, on the Closing, be duly authorized by all necessary corporate actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.17. Undisclosed Liabilities. Neither Parent nor Purchaser has any Liabilities except (a) those which are adequately reflected or reserved against in the Parent Financial Statements as of the date thereof, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Parent Financial Statements and which are not, individually or in the aggregate, material in amount.

4.18. Related Party Transactions. Except as set forth on Section 4.18 of the Purchaser Disclosure Schedule, Parent is not a Party to any contracts or other business relationships with any related Party other than normal employment arrangements and employee benefit plans. Parent is not owed or nor owes any amount from or to any related Parties of the Parent (excluding employee compensation and other ordinary incidents of employment). No property or interest in any property that relates to and is or will be necessary in the present operation of the business, is presently owned or leased by or to any related Party.

4.19. Data Security and Compliance.

4.19.1 Each of Parent and Purchaser complies, and has in the past three (3) years complied, in each case, in all material respects, with (i) its internal privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct, (iii) industry standards, guidelines and best practices concerning the Processing of Personal Information, (iv) all public statements, representations, obligations, promises, and commitments of the Acquired Companies concerning the privacy, security or the Processing of Personal Information, and (v) all Data Security Requirements. Neither the negotiation nor consummation of the transaction contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person, including any Governmental Entity, under any such Data Security Requirement. All vendors, processors, subcontractors and other Persons acting for or on behalf of the Purchaser or the Parent in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the Parent’s or the Purchaser’s technology, computer software, databases, systems, networks and internet sites and information stored or contained therein and/ or transmitted thereby or the Personal Information in the possession or control of the Parent or the are subject to contractual requirements, compliant with all applicable Data Security Requirements, regarding the Processing of Personal Information, and such processors have in the past three (3) years complied, in each case, in all material respects, with the Data Security Requirements and applicable contractual requirements. Neither Purchaser nor Parent has transferred or authorized the transfer of Personal Information outside of its relevant originating country, except where such transfers have complied with Data Security Requirements. Neither Purchaser nor Parent has combined, transferred, shared or sole any Personal Information in violation of any Data Security Requirements. There are no, and in the past three (3) years have not been any actions, suits, claims, investigations or other legal proceedings pending or threatened against the Parent or the Purchaser concerning any Data Security Requirement or compliance therewith or violation thereof by any Person, including any Governmental Entity. Neither Parent nor Purchaser has entered into any agreement with, or is the subject of any order from, any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, combination, sale or licensing of Personal Information or otherwise pertaining to Data Security Requirements. Neither Parent nor Purchaser is currently Party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Data Security Requirements. Neither Parent nor Purchaser is currently or has in the past six (6) years collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any Data Security Requirement Laws.

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4.19.2 Each of Parent and Purchaser have implemented and maintain a Security Plan, which implements disaster continuity plans, business continuity plans, and administrative, technical and physical safeguards designed to protect the integrity and security of the Parent and the Purchaser’s technology, computer software, databases, systems, networks and internet sites and information stored or contained therein or transmitted thereby (including personal data, personally identifiable information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification or disclosure, including, cybersecurity and malicious insider risks. In the past three (3) years there has been no Cyberbreach of security of personal data or personally identifiable information maintained by or on behalf of the Purchaser or the Parent, (ii) there have been no Cyberbreaches relating to any of the Parent and the Purchaser’s technology, computer software, databases, systems, networks and internet sites and information stored or contained therein or transmitted thereby, and (iii) there has been no phishing, social engineering, business email compromise incident, or other Cyberbreach, that has resulted in a material monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business of the Parent or the Purchaser. Without limiting the foregoing, the each of the Parent and the Purchaser have implemented backup, security and disaster recovery measures and technology consistent with industry-best practices and has tested those measures and technology at least annually.

4.20. Privacy Policies and Privacy Laws. All Data of any kind possessed or otherwise processed by the Parent or the Purchaser, has been collected by the Parent, the Purchaser or any other Person, and is being maintained, stored, processed and used by the Parent or the Purchaser in compliance in all material respects with all Laws, including without limitation all applicable Information Privacy and Security Laws and the Parent and the Purchaser have all necessary rights, permissions, registrations, permits, certifications, approvals and licenses to all such Data as necessary for the Parent and the Purchaser’s operation of the business.

4.21. Transactions With Affiliates and Employees. Except as set forth in Section 4.21 of the Purchaser Disclosure Schedules, one of the officers or members of the Parent or the Purchaser and, to the knowledge of the Parent, none of the employees of the Parent or the Purchaser is presently a Party to any transaction with the Parent or the Purchaser (other than for services as employees and officers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, member or such employee or, to the knowledge of the Parent, any entity in which any officer, member, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $ 50,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Parent and (iii) other employee benefits, including agreements under any equity compensation plan of the Parent.

4.22. Certain Fees. Except as set forth in Section 4.22 of the Purchaser Disclosure Schedules, no brokerage or finder’s fees or commissions are or will be payable by the Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Ancillary Documents. Parent shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.22 that may be due in connection with the transactions contemplated by the Ancillary Documents.

4.23. Investment Purpose. Purchaser is acquiring the BEOP Purchased Stock and the DSL Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the BEOP Purchased Stock and the DSL Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the BEOP Purchased Stock and the DSL Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the BEOP Purchased Stock and the DSL Purchased Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.24. Independent Investigation.

4.24.1 Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties and the Acquired Companies for such purpose.

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4.24.2 Buyer acknowledges that (i) none of the Seller Parties, the Acquired Companies, nor any other Person on behalf of Seller Parties or the Acquired Companies has made any representation or warranty, expressed or implied, as to the Acquired Companies or the BEOP Purchased Stock and the DSL Purchased Interests, or the accuracy or completeness of any information regarding the Acquired Companies or the BEOP Purchased Stock and the DSL Purchased Interests furnished or made available to Purchaser, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedules), (ii) in determining to enter into this Agreement, Purchaser has not relied on any representation or warranty from any Seller Party, the Acquired Companies or any other Person on behalf of Seller Parties or the Acquired Companies, or upon the accuracy or completeness of any information regarding the regarding the Acquired Companies or the BEOP Purchased Stock and the DSL Purchased Interests furnished or made available to Purchaser, other than those representations and warranties expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedules), and (iii) none of the Seller Parties, the Acquired Companies or any other Person acting on behalf of the Seller Parties or the Acquired Companies shall have any liability to Purchaser or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Acquired Companies or the future business, operations, or affairs of the Acquired Companies, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedules).

ARTICLE V
COVENANTS

5. Covenants of the Parties.

5.1. Tax.

5.1.1 Tax Returns.

A. CAUD will, at its sole cost and expense, prepare and file – or cause to be prepared and filed – the Tax Returns (the “Pre-Closing Tax Returns”) of each of the Acquired Companies for all taxable periods commencing before the Closing Date and ending on or before the close of business on the Closing Date (the “Pre-Closing Tax Periods”). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practices and prior filings of BEOP and/or DSL (as the case may be) with respect to the treatment of the Tax Items on such Pre-Closing Tax Returns, except as directed in writing by the CAUD’s tax advisor to comply with applicable Law. None of the Acquired Companies nor the Seller Parties (with respect to Tax Items attributable to either Acquired Company) shall make or change any election, adopt any accounting method, or take any position on any Pre-Closing Tax Return that is inconsistent with past practices, unless such action is recommended in writing by the Seller’s tax advisor to comply with applicable Law. Prior to filing any Pre-Closing Tax Return, CAUD shall deliver such Tax Returns, within twenty (20) Business Days prior to the date such Tax Returns (the “Pre-Closing Returns”) are required to be filed, to the Purchaser for its review, comment and approval, and CAUD shall make (or shall cause to be made) such revisions as are reasonably requested by the Purchaser; provided, however, Purchaser’s approval shall not be unreasonably conditioned, withheld, or delayed, and upon the expiration of such 20 day period, Purchaser will be deemed to have approved such Tax Return(s), unless it objects in writing.

B. Except for the Pre-Closing Returns, Purchaser will prepare and file all other Tax Returns of each of the Acquired Companies for any Tax other period. With respect to any Tax Return for a Straddle Period, prior to filing such Tax Return, Purchaser shall deliver such Tax Returns within twenty (20) Business Days prior to the due date for the same to CAUD for its review and comment before the filing thereof, and Purchaser shall make such revisions as are reasonably requested by the CAUD; provided however, that CAUD’s requested revisions shall not be unreasonably conditioned, withheld, or delayed, and upon the expiration of such 20 day period, CAUD will be deemed to have approved such Tax Return(s), unless it objects in writing.

C. The Purchaser and the Selling Parties shall execute such consents and other documents in order to effect the provisions of this Section 5.1 as may be reasonably necessary or appropriate under the Code and regulations thereunder and under relevant local, state and foreign Laws.

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D. In the case of any Straddle Period Tax Return, the amount of any Taxes shall be borne and shared between CAUD and Purchaser as set forth in this Section 5.1.1D.

(i)	Subject to Section 5.1.4B, which shall govern how DSL reports its taxable income (or loss) and other Tax Items through the Closing Date (as the same will flow through to DSL’s members, payment and/or sharing of any Taxes), which are based on or measured by income or receipts of either Acquired Company, shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for added clarity will include the Closing Date).

(ii)	Payment and/or sharing of all Taxes of BEOP and/or DSL for such Straddle Period shall be allocated between CAUD and the Purchaser based on the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which, in the case of such Taxes allocable to CAUD, is the number of days in the portion of the taxable period ending on and including the Closing Date and, in the case of such Taxes allocable to the Purchaser is the number of days in the portion of the taxable period commencing on the date immediately following the Closing Date, and the denominator of which in each case is the number of days in such taxable period.

E. Any Taxes allocable to the CAUD under Section 5.1, and all Taxes shown to be due on any Pre-Closing Return, shall be paid promptly by CAUD or, if the Purchaser has already paid or caused such Taxes to be paid, then CAUD shall promptly reimburse and pay the amount of any such Taxes, and in any case within ten (10) days, to the Purchaser.

F. The Parties agree that (x) DSL shall make an election to apply the procedure described in Section 6226 of the Code (and any corresponding procedure under state or local income Tax Law) with respect to any audit of any Pre-Closing Tax Period or portion thereof for which DSL was treated as a partnership for U.S. federal income (and applicable state or local) Tax purposes and (y) CAUD shall make or cause to be made an election to apply the procedure described in Section 6226 of the Code (and any corresponding procedure under state or local income Tax Law) with respect to any audit of any Straddle Period, in each case to the extent permitted by applicable Law.

5.1.2 Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated in this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne entirely by CAUD. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by CAUD, and CAUD shall use commercially reasonable efforts to provide such Tax Returns to the Purchaser at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Purchaser and CAUD shall cooperate in the timely completion and filing of all such Tax Returns.

5.1.3 Tax Cooperation. The Purchaser and CAUD shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Section 5.1.3 or any other Tax Returns relating to the operations of BEOP and/or DSL, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.1.4 Tax Treatment.

A. Generally. The Parties recognize and intend that the purchase of the BEOP Purchased Stock and the DSL Purchased Interests shall be treated as a taxable transfer. The Parties agree (1) to report for all income tax purposes (i.e., foreign, U.S. federal, state and local) the transactions occurring pursuant to this Agreement according to the terms of this Agreement, and (2) will not take a position inconsistent with such treatment on any Tax Return or proceeding unless otherwise required by Law or a final determination to the contrary.

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B. DSL Purchased Interests. The Parties acknowledge and agree that, for U.S. federal income tax purposes, the purchase and sale of the DSL Purchased Interests shall be treated in accordance with the principles set forth in Revenue Ruling 99-6, Situation 2. Specifically, the transaction shall be treated as if (i) DSL made a liquidating distribution of all of its assets to CAUD and Greenberg, and (ii) Buyer purchased all of such assets of DSL from CAUD and Greenberg. Additionally, DSL shall terminate as a partnership under Section 708(b)(1)(A) of the Code at the end of the Closing Date. Accordingly, CAUD shall cause the final federal and applicable state and local partnership tax returns for DSL, which ends on the end of the Closing Date, to be prepared and timely filed in accordance with Section 5.1 of this Agreement. All items of income, gain, loss, deduction, and credit of DSL for the taxable year that includes the Closing Date and that are attributable to the period ending on the Closing Date shall be allocated to CAUD and Greenberg in accordance with Section 5.1.1A.

C. Allocation Between BEOP Purchased Stock and the DSL Purchased Interests. The Parties agree that the Purchase Price (including any assumed liabilities or other amounts to the extent properly taken into account under the Code) in exchange for the BEOP Purchased Stock and the DSL Purchased Interests pursuant to this Agreement will be allocated as set forth in Section 5.1.4B above between the BEOP Purchased Stock and the DSL Purchased Interests.

D. Portion of Purchase Price. The portion of the Purchase Price (including the portion of assumed liabilities), which is allocated to the DSL Purchased Interests (“DSL Purchase Price”) as set forth in the preceding subparagraph, shall then be allocated among the assets of DSL in accordance with the Code, the Treasury Regulations promulgated. Not later than ninety (90) days after the finalization of, the Purchaser shall prepare and deliver to the CAUD an allocation of the Purchase Price (as determined for income tax purposes) among the assets of DSL in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). The Tax Allocation will be binding on the Parties hereto and will not be subject to appeal or further review absent manifest error. The Purchaser and CAUD shall each duly and timely file (or cause to be filed) all respective forms required to be filed by them or on behalf of DSL in connection with this Agreement as and when required and shall promptly furnish a copy of such forms to the other party promptly after filing.

E. Purchase Price Adjustments. If the Purchase Price is adjusted pursuant to this Agreement, such adjustment shall first (1) be allocated between the BEOP Purchased Stock and the DSL Purchased Interests, and (2) then, the portion of the adjustment allocated to the DSL Purchased Interests shall be further allocated among the assets of DSL as set forth in this Section 5.1.4E.

5.1.5 Tax Contests. Each of the Purchaser, on one hand, and each of the Selling Parties, on the other hand, shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party may be liable hereunder. Purchaser shall have the right to control all investigations, responses to assessments, and any other proceedings with respect to any Taxes of either Acquired Company and may make any decisions in connection with the same; provided, however, that if such proceeding would reasonably be expected to adversely affect the Tax liability of CAUD, (a) CAUD at its own expense may participate in the proceedings related to such Tax proceeding, (b) the Purchaser shall keep CAUD reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, and (c) the Purchaser shall consider any reasonable comments proposed by CAUD that are related to the defense of such Tax proceeding.

5.2. Conduct of Business Prior to the Closing. From the Execution Date through the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Purchaser and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parties (i) will not cause any material change to the financial condition or prospects of the Acquired Companies, individually or taken as a whole, and (ii) shall cause each Acquired Company to (A) conduct its business in an ordinary manner consistent with past practice; and (B) use best efforts to maintain and preserve intact its current organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of, and keep available the services of, its employees, officers, consultants, customers, vendors, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the Execution Date through the Closing Date, the Seller Parties shall cause each Acquired Company to:

A. Preserve and maintain all Permits required for the conduct of the Business as currently conducted or for the ownership and use of the assets of each Acquired Company;

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B. Not enter into any transaction, or series of related transactions, that create any Liability in excess of $100,000 without the prior written consent of Purchaser and Parent;

C. Not hire, fire or amend the terms of any employment or consulting arrangements with employees making in excess of $100,000 annually or contractors making in excess of $25,000, in each case without the prior written consent of Purchaser and Parent;

D. Pay their respective debts, taxes and other obligations when due;

E. Continue to collect all accounts receivable in a manner consistent with past practice, without discounting any such accounts receivable;

F. Maintain their respective properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

G. Defend and protect their respective properties and assets from infringement or usurpation;

H. Perform all of their respective obligations under all Contracts;

I. Maintain in full force and effect all registrations of their respective Intellectual Property in effect as of the date hereof;

J. Maintain in full force and effect, and pay all premiums when due on, all insurance policies covering their respective business and not permit any such policies to be cancelled or terminated or any coverage thereunder to lapse prior to the Closing Date;

K. Maintain their respective books and records in accordance with past practice; and

L. Comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the assets of each Acquired Company.

5.3. Parent Common Stock. From the Execution Date until the Closing, without the Seller Parties’ consent, Parent shall not issue any shares of capital stock, or options, warrants or other agreements to issue capital stock if as a result of such issuance the Consideration Shares, when issued to the Seller Parties on the Closing Date, will represent less than forty-nine percent (49%) of the outstanding Parent Common Stock on a Fully-Diluted Basis.

5.4. Access to Information. From the Execution Date through the Closing, (A) the Seller Parties shall afford Purchaser and Parent and their representatives full access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to either Acquired Company or its business, and Purchaser and Parent shall afford the Seller Parties full access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to either Acquired Company or its business; (B) the Seller Parties shall furnish Purchaser and Parent and their respective representatives with such financial, operating and other data and information related to either Acquired Company or its business as Purchaser or Parent or any of their respective representatives may reasonably request, and Purchaser and Parent shall furnish the Seller Parties with such financial, operating and other data and information related to either Acquired Company or its business as the Seller Parties may reasonably request; and (C) the Seller Parties shall instruct their representatives to reasonably cooperate with Purchaser and Parent in their investigation of the Business or the operations of the Acquired Companies and its business, and Purchaser and Parent shall instruct it representatives to reasonably cooperate with the Seller Parties in their investigation of the Business or the operations of the Acquired Companies and its business. Any investigation pursuant to this Section 5.4 shall be conducted during normal business hours upon reasonable advance notice to the Seller Parties and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of any Party and shall be at the cost and expense of the requesting Purchaser or Parent, on the one hand, or the requesting Seller Party, on the other. No investigation by the Seller Parties or other information received by the Seller Parties or the other Parties shall operate as a waiver or otherwise diminish, obviate or affect any representation, warranty, indemnification obligation or agreement given or made by such Party in this Agreement.

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5.5. Efforts to Consummate. Subject to the terms and conditions in this Agreement, each of the Parties shall use their respective reasonable best efforts to take or cause to be taken all action and do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Ancillary Documents, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any Person required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

5.6. Negotiation with Others.

5.6.1 Negotiation. From and after the date hereof, until the earlier of the Closing Date or the termination of this Agreement pursuant to this Agreement, no Seller Party shall, and the Seller Parties shall cause each Acquired Company not to, directly or indirectly (through any managers, officers, directors, investment bankers, consultants, advisors, brokers, finders, representatives, agents or otherwise): (i) solicit, initiate discussions, discuss or engage in negotiations with any Person (whether such negotiations are initiated by a Seller Party or otherwise), concerning the possible acquisition, recapitalization or reorganization (whether by way of merger, reorganization, purchase of interests, purchase of indebtedness, purchase of assets, issuance or sale of shares or securities or otherwise) of any Acquired Company (collectively, a “Transaction”); (ii) provide information with respect to any Acquired Company to any Person relating to a Transaction with any Acquired Company; or (iii) enter into any agreement or understanding with any Person, concerning a Transaction with any Acquired Company. If any Seller Party or Acquired Company receives any unsolicited offer or proposal to enter into negotiations relating to a Transaction or for any information concerning any Acquired Company, then the Seller Parties shall promptly notify the Purchaser and Parent of such offer or proposal, the identity of the Person making such offer or proposal and the terms of such offer or proposal (including, without limitation, the purchase price and financing therefor).

5.6.2 Disposition of Securities or Assets; Solicitation; Voting. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to this Agreement, each Seller Party shall, (i) refrain from transferring, selling or assigning to any Person or agreeing in any manner to transfer, sell or assign to any Person or pledge, encumber, deposit in a voting trust or grant a proxy with respect to any shares or other securities or assets of any Acquired Company presently or hereafter owned or controlled by such Seller Party and shall cause each Acquired Company to refrain from the foregoing or from issuing any equity or options in such Acquired Company; (ii) refrain from soliciting or entering into any agreement or arrangement with any Person with respect to any transfer, sale or assignment of any shares or other securities or assets of any Acquired Company and shall cause each Acquired Company to refrain from the foregoing; and (iii) vote all shares currently or hereafter owned or controlled by such Seller Party in favor of the transactions contemplated by this Agreement and against any other sale of shares, merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding-up of any Acquired Company.

5.6.3 Breach of Section 5.6.1 or 5.6.2. The Parties recognize and acknowledge that a breach by any Seller Party of Section 5.6.1 or 5.6.2 will cause irreparable and material loss and damage for the Purchaser and Parent, the amount of which is not readily determinable, and that, in addition to any remedy the Purchaser or Parent may have in damages by an action at law, it shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.

5.7. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, without additional consideration, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

5.8. Supplement to Disclosure Schedules.

5.8.1 Within fourteen (14) days following the Execution Date, the Seller Parties shall deliver an amended copy of the Seller Disclosure Schedules.

5.8.2 From time to time from the date of this Agreement through the Closing Date, each Party shall promptly supplement or amend any Disclosure Schedule to this Agreement with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. Any such supplement or amendment made under this Section 5.8 shall be deemed to amend and supplement the Disclosure Schedules theretofore provided for all purposes of this Agreement, including for purposes of determining the accuracy of the representations and warranties of the Parties as of the Closing Date.

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5.9. CAUD Q1 2025 Financial Statements. Immediately becoming available, CAUD will deliver to Purchaser and Parent a copy of the unaudited financial statements consisting of the balance sheet of CAUD as of March 31, 2025 and the related statements of income and stockholders’ equity and cash flow for the three-month period then ended (the “CAUD Q1 2025 Unaudited Financial Statements”), which shall become a part of the “CAUD Financial Statements”.

5.10. Notice of Certain Events.

A. From the Execution Date through the Closing Date any of the following events occurs, the Seller Parties shall promptly notify all other Parties in writing, after discovery thereof by the either of the Seller Parties:

(i) Any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (2) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller Party hereunder not being true and correct, or (3) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VII to be satisfied;

(ii) Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(iii) Any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Document or otherwise; and

(iv) Any Actions commenced or, to the Seller Parties’ knowledge, threatened against, relating to or involving or otherwise affecting either Seller Party or Acquired Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Section 5.10 or that relate to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

B. From the Execution Date until the Closing, Purchaser and Parent shall promptly notify the Seller Parties in writing of:

(i) Any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Purchaser hereunder not being true and correct, or (3) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VII to be satisfied;

(ii) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) Any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; and

(iv) Any actions commenced or, to Purchaser’s or Parent’s knowledge, threatened against, relating to or involving or otherwise affecting this Agreement, that would have been required to have been disclosed pursuant to Section 4.8 or that relates to the consummation of the transactions contemplated by this Agreement.

C. A Party’s receipt of information pursuant to this Section 5.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement (including Section 8.2, Section 8.3, Section 9.1.2 and Section 9.1.3) and shall not be deemed to amend or supplement the Disclosure Schedules.

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5.11. Press Releases and Public Announcement. The Parties agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is mutually agreed to by Purchaser and Parent, on the one hand, and the Seller Parties, on the other. The Parties agree that the Form 8-K that CAUD will file upon execution of this Agreement shall be in the form and substance as mutually agreed to by Purchaser and Parent, on the one hand, and CAUD, on the other. Thereafter, no Party will, except as may be required to comply with applicable Laws, issue any press release or make any public announcement relating to this Agreement or amend the Form 8-K that CAUD will file upon execution of this Agreement, without the prior written approval of, Purchaser and Parent, on the one hand, and the Seller Parties, on the other. The Parties further agree that any press release or public announcement required by applicable Laws shall only be made after reasonable notice to the Purchaser and Parent (in the case of notice by any Seller Party) or to the Seller Parties (in the case of notice by the Purchaser or Parent).

5.12. Stockholder Meeting. CAUD shall prepare and cause to be filed with SEC, or amend or supplement as necessary, a proxy statement (the “Proxy Statement”) to be sent to the CAUD Stockholders to solicit the CAUD Stockholder Approval at a meeting of the CAUD Stockholders (the “CAUD Stockholder Meeting”) as promptly as practicable following the execution of this Agreement. If at any time prior to the CAUD Stockholder Meeting any event with respect to any Party or any of their respective officers and directors or subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such Party, as applicable, shall promptly inform the other Parties thereof in writing so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Laws, disseminated to the CAUD Stockholders. None of the information supplied or to be supplied by or on behalf of any Seller Party or Acquired Company for inclusion in the Proxy Statement does or will, on the date of mailing to the CAUD Stockholders or at the time of the CAUD Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.13. Regulatory Matters and Approvals.

5.13.1 Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Agreement. Subject to the terms and conditions of this Agreement, the Parties will use commercially reasonable efforts to obtain as promptly as practical consents, approvals and authorizations of all third parties and Governmental Entities necessary or desirable for the consummation of the Agreement.

5.13.2 In furtherance of the foregoing, as soon as practicable after the date of this Agreement, each Party shall prepare and file with each Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, each necessary approval of or consent to consummate this Agreement. Subject to applicable Laws, each Party shall provide the other Party with reasonable opportunity to review and comment upon such applications and documents before filing and no Party shall file any such application, document, amendment or supplement without the prior written consent of the other Parties.

5.14. Sale of Name and Logo; Name Change.  In connection with the transactions contemplated herein, CAUD hereby sells, assigns, and transfers, and Purchaser hereby acquires and assumes, for no additional consideration, all right, title, and interest in the name and use of the name “Collective Audience” and “CAUD,” as well as all logos related to the foregoing.  Within five (5) Business Days following the Closing Date, CAUD shall file, or cause to be filed, with the appropriate Governmental Authority an amendment to the certificate of incorporation changing the name of CAUD to a name that is not similar to any of “Collective Audience” or “CAUD” (or combination, plural or derivative thereof).  Notwithstanding the above, Purchaser hereby authorizes CAUD to use, for a three (3)-month period beginning on the Closing Date, the names “Collective Audience” or “CAUD” in connection with, and only in connection with, (a) CAUD’s collection of accounts receivable outstanding as of the Closing, and the depositing of any funds related thereto, and (b) CAUD’s payment of trade or accounts payable outstanding as of the Closing.  Additionally, Purchaser hereby authorizes CAUD to use the names “Collective Audience” or “CAUD” for any actions necessary to wind down, dissolve and liquidate CAUD.

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ARTICLE VI
CLOSING DOCUMENTS

6. Closing Documents.

6.1. Seller Parties Closing Documents. At the Closing, the Seller Parties shall deliver or cause to be delivered to Purchaser and Parent the following, each duly executed by the applicable Seller Party:

A. The Holdback Agreement, in form and substance agreed upon by Parent, Purchaser and Seller Parties;

B. The Lock-up Agreements;

C. A duly completed, executed, and dated assignment of Membership Interests under which all right, title and interest in the DSL Purchased Interests shall be transferred, conveyed and assigned to the Purchaser, free and clear of any Liens other than restrictions on transfer arising under applicable federal and state securities laws in each instance;

D. Duly completed, executed, and dated share transfer forms (ordres de mouvements) in respect of all the BEOP Purchased Stock;

E. True, complete, and correct copies of the general assemblies register (registre des Assemblées générales), the President decisions register (registre des décisions du Président), the shareholders’ accounts (comptes d’actionnaires) and the shares transfer register (registre des mouvements de titres) of BEOP, duly up-to-date as at the Closing Date (before Closing);

F. The Greenberg Consulting Agreement, with the terms set forth on Exhibit B and otherwise in form and substance agreed upon by Parent, Purchaser and Greenberg (the “Greenberg Consulting Agreement”);

G. The Greenberg Earnout Agreement, with the terms set forth on Exhibit B and otherwise in form and substance agreed upon by Parent, Purchaser and Greenberg (the “Greenberg Earnout Agreement”);

H. Each of the employment agreements and/or consulting agreements required by Purchaser and Parent;

I. Restrictive Covenants Agreements with each of CAUD and Greenberg, in substantially the forms of Exhibit C-1 and Exhibit C-2 attached hereto (collectively, the “Restrictive Covenants Agreements”);

J. Each of the other restrictive covenant agreements required by Purchaser and Parent;

K. The third-party consents listed on Section 3.5 of the Seller Disclosure Schedule and copies of all registrations, filings, applications and notices necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, in form and substance satisfactory to the Purchaser and Parent;

L. A certificate executed by a duly authorized officer of each Seller Party that the representations and warranties of each Seller Party contained in this Agreement, any schedule delivered pursuant hereto and in any other Ancillary Document to which he or it is a party are true and correct in all respects with the same effect as if made on and as of the Closing Date;

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M. A certificate executed by a duly authorized officer of each Seller Party that each of the conditions set forth in Section 7.1 have been satisfied and that each Seller Party has performed all the covenants, agreements and obligations contained in this Agreement and each Ancillary Document to be performed or complied with by such Seller Party on or prior to the Closing Date;

N. A certificate executed by a duly authorized officer of each Seller Party that no event, occurrence, fact, condition, change, development or effect that has not been disclosed on Section 3.37 of the Seller Disclosure Schedules or on the Balance Sheet or Interim Balance Sheet (as applicable) shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could reasonably be expected to become or result in a Seller Material Adverse Effect;

O. A certificate executed by the secretary or equivalent officer of each Seller Party certifying as correct the following: (i) a copy of the resolutions of the Board of Directors or Managers, as applicable, and stockholders or members, as applicable, of such Seller Party, in accordance with such Seller Party’s bylaws or operating agreement, authorizing the execution, delivery and performance of this Agreement and all other Ancillary Documents contemplated by this Agreement delivered on behalf of such Seller Party; (ii) that such resolutions constitute all of the resolutions of the Board of Directors or Managers, as applicable, and stockholders or members, as applicable, of such Seller Party relating to such transactions and have not, in each case, been amended or modified as of the Closing Date; (iii) the incumbency and specimen signature of such Seller Party officer executing this Agreement and any other Ancillary Documents contemplated by this Agreement delivered on behalf of such Seller Party; and (iv) that attached thereto are (A) a true and complete copy of the Certificate of Incorporation (or equivalent thereof) of CAUD, as in effect on the Closing Date, certified as of a recent date, by the Secretary of State of the State of Delaware; (B) a true and complete copy of the bylaws of CAUD, as in effect on the Closing Date; (C) a certificate of good standing as of a date no more than five (5) days prior to the Closing Date, from the Secretary of State of Delaware and of each state or province in which CAUD is qualified to do business as a foreign corporation and (D) a certificate of tax good standing for CAUD as of a date no more than five (5) days prior to the Closing Date;

P. A certificate executed by the secretary or equivalent officer of each Acquired Company certifying as correct the following: that attached thereto are (i) a true and complete copy of the Certificate of Incorporation (or equivalent thereof) of such Acquired Company, as in effect on the Closing Date, certified, as of a recent date, by the Secretary of State of the State of Utah, with respect to DSL, and the Republic of France, with respect to BEOP; (ii) a true and complete copy of the bylaws or operating agreement of such Acquired Company, as in effect on the Closing Date; (iii) a certificate of good standing as of date no more than five (5) days prior to the Closing Date, from the Secretary of State of the State of Utah, with respect to DSL, and from the French Commercial Court (extrait K-Bis), with respect to BEOP, and of each state or province in which such Acquired Company is qualified to do business as a foreign corporation or limited liability company and (iv) a certificate of tax good standing for each Acquired Company as of date no more than five (5) days prior to the Closing Date;

Q. Resignations of the directors, managers and officers of each Acquired Company effective as of the Closing Date;

R. Each Acquired Company shall have repaid in full all indebtedness, guaranties or other obligations of such Acquired Company for borrowed money, and the Purchaser and Parent shall have received evidence of such repayments and releases in form and substance satisfactory to the Purchaser and Parent in their sole discretion;

S. All amounts owed to an Acquired Company by the other Acquired Company or by any Seller Party or officer, director or employee of either Acquired Company shall have been repaid in full to the applicable Acquired Company, and the Purchaser and Parent shall have received evidence of such repayment in form and substance satisfactory to the Purchaser and Parent in their sole discretion;

T. All of the assets of each Acquired Company shall be free and clear of all Liens (other than Permitted Liens) and the Purchaser and Parent shall have received confirmation of release of any security interests, pledges or other Liens, in form and substance satisfactory to the Purchaser and Parent;

U. A certificate by DSL of non-foreign status in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder, duly executed by DSL;

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V. Duly completed, executed and dated tax transfer forms (formulaire cerfa n°2759 DGI) relating to the sale of BEOP Purchased Stock; if applicable, the Purchaser shall be responsible for the payment of the registration duties payable to the French tax authorities as a result of the transfer of the BEOP Purchased Stock;

W. All documentation required for the Purchaser and Parent to comply with its obligations under Section 1446 with respect to DSL, including any required withholding and remittance to the Internal Revenue Service;

X. A properly completed and executed IRS Form W-9 for CAUD and for Greenberg certifying each of the same’s taxpayer identification number and status for U.S. federal income tax purposes;

Y. If required by applicable state or local Law, a clearance certificate or similar document from the relevant taxing authority(ies) evidencing that each Acquired Company has paid all applicable Taxes due through the Closing Date and that no outstanding Tax liabilities exist that could result in successor liability for the Parent or Purchaser;

Z. Evidence that all filings required to be made by any Seller Party with the SEC have been filed with the SEC, in form and substance satisfactory to the Purchaser and Parent, including;

AA. The Board of Directors of the Purchaser and Parent shall have approved this Agreement and the Ancillary Documents; and

BB. All other bills of sale, contracts, assignments, assumptions, endorsements, documents of transfer and all other writings as may be required, necessary or reasonably requested by Purchaser or Parent to sell, transfer, convey, assign and otherwise deliver to, and vest in, Purchaser absolute ownership, and quiet enjoyment and possession, of the BEOP Purchased Stock and DSL Purchased Interests, in form and substance satisfactory to the Purchaser and Parent and their respective counsel.

6.2. Purchaser and Parent Closing Documents. At the Closing, Purchaser and Parent shall deliver to the Seller Parties the following, each duly executed by Purchaser and/or Parent, as applicable:

A. The Holdback Agreement;

B. The Lock-up Agreements;

C. The Greenberg Consulting Agreement;

D. The Greenberg Earnout Agreement;

E. Evidence (delivered by Parent) satisfactory to the Seller Parties that the Consideration Shares have been delivered to the Seller Parties (in book entry form) and registered with the Transfer Agent in the name of the Seller Parties, as applicable, in accordance with Section 2.2.1;

F. The Irrevocable Transfer Agent Instructions;

G. The employment and/or consulting agreements executed by Purchaser;

H. The Restrictive Covenants Agreement;

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I. A certificate executed by a duly authorized officer of Purchaser and Parent that each of the conditions set forth in Section 7.2 have been satisfied; and

J. A certificate executed by the secretary of the Purchaser and Parent certifying as correct the following: (i) a copy of the resolutions of the Purchaser and Parent authorizing the execution, delivery and performance of this Agreement and all other Ancillary Documents contemplated by this Agreement delivered on behalf of Purchaser and Parent; (ii) the incumbency and specimen signature of the officer of the Purchaser and Parent executing this Agreement and any other Ancillary Documents contemplated by this Agreement delivered on behalf of Seller; (iii) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware; and (iv) a certificate of good standing or similar certificate of Parent, issued not earlier than ten (10) days prior to the Closing Date by the State of Delaware.

ARTICLE VII
CLOSING CONDITIONS

7. Conditions to Obligations

7.1. Conditions to Obligations of Purchaser and Parent. Purchaser’s and Parent’s obligation to close the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing, which are for the exclusive benefit of Purchaser and Parent and may be waived, in whole or in part, by Purchaser and Parent in their sole discretion:

7.1.1 The representations and warranties of Seller Parties contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.1.2 Each Seller Party shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by him or it prior to or on the Closing Date.

7.1.3 No Action shall have been commenced against any Seller Party which would prevent the Closing or impact any Acquired Company. No injunction or restraining order or other order shall have been issued by any Governmental Entity, or be in effect, which restrains or prohibits any transaction contemplated hereby or impact any Acquired Company.

7.1.4 Each Seller Party and Acquired Company shall be in compliance with all applicable Laws and each Acquired Company shall have obtained all Permits necessary to conduct the business and operations of such Acquired Company as conducted as of the Closing Date, and such Permits shall be valid and in full force and effect as of the Closing Date and shall continue to be after consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

7.1.5 All approvals, consents and waivers that are listed on the Seller Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Purchaser and Parent at or prior to the Closing.

7.1.6 Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect, nor shall any event or events, facts, conditions, conditions or developments have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Seller Material Adverse Effect.

7.1.7 Purchaser and Parent shall have received all of the Closing deliveries to be provided by the Seller Parties in accordance with Section 6.1.

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7.1.8 Purchaser, Parent and the Seller Parties shall have agreed upon all of the exhibits and annexes hereto.

7.1.9 In their sole discretion, Purchaser and Parent shall have determined and agreed, that the Seller Disclosure Schedules, as supplemented and amended in accordance with Section 5.8, are satisfactory to Purchaser and Parent.

7.1.10 Purchaser and Parent shall have completed their due diligence review of the Acquired Companies, and the results of such due diligence shall be satisfactory to Purchaser and Parent in their sole discretion; and

7.1.11 the types of securities to be issued by Parent under this Agreement and the terms under which such securities shall be issued must be approved by CAUD, Gregg and Parent.

7.2. Within forty-eight (48) hours after the Closing, the stockholders of Parent (excluding the Seller Parties for the purposes of such vote or consent) shall appoint four (4) directors to the board of directors of Parent and CAUD shall appoint three (3) directors to the board of directors of Parent. Within 15 days after the Closing Date, the board of directors of Parent shall designate an acting chairperson of the board of directors of Parent. The acting chairperson shall be selected from among the then-serving members of the board of directors of Parent within seven (7) days after the Closing.

7.3. Conditions to Obligations of Seller Parties. Seller Parties’ obligation to close the transactions contemplated hereby shall be subject to satisfaction or waiver of the following conditions on or prior to the Closing, which are for the exclusive benefit of the Seller Parties and may be waived, in whole or in part, by Seller in its sole discretion:

7.3.1 The representations and warranties of Purchaser contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.3.2 Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3.3 From the date of this Agreement, there shall not have occurred any material adverse effect with respect to Purchaser or Parent, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect with respect to Purchaser or Parent.

7.3.4 In their sole discretion, each of the Seller Parties shall have determined and agreed that the Purchaser Disclosure Schedules, as supplemented and amended in accordance with Section 5.11, are satisfactory to each of the Seller Parties; and

7.3.5 The types of securities to be issued by Parent under this Agreement and the terms under which such securities shall be issued must be approved by CAUD, Gregg and NYIAX.

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ARTICLE VIII
INDEMNIFICATION

8. Indemnification.

8.1. Survival. The representations and warranties contained in ARTICLE III and ARTICLE IV shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months after the Closing Date, except as to matters as to which the indemnified party has made a written claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Sell Side Authorization), 3.3 (No Conflict, Breach, Violation, Etc.) 3.6 (Capital Stock), 3.11 (Organization and Good Standing of Acquired Companies), 3.16 (Equity), 4.1 (Incorporation and Good Standings) and, 4.2.2 (No Conflict, Breach, Violation, Etc.), shall survive the Closing indefinitely, and (ii) the representations and warranties set forth in Sections 3.10 (Certain Fees), 3.18 (Undisclosed Liabilities), 3.19 (Legal Proceedings), 3.31 (Personnel Matters), 3.32 (Employee Benefits), 3.33(Tax), 3.35 (Environmental Matters), 4.8 (Legal Proceedings), 4.10 (Tax), 4.14 (Environmental Matters) and 4.22 (Certain Fees) shall survive the Closing for the applicable statute of limitations plus sixty (60) days (the representations and warranties set forth in clauses (i) and (ii), collectively, the “Fundamental Representations”). Any claims for fraud, willful misconduct, or intentional misrepresentation shall last indefinitely. Except as otherwise expressly provided in this Section 8.1, the covenants and agreements of the Parties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until sixty (60) calendar days after the expiration of the relevant statute of limitations.

8.2. Indemnification by Seller Parties. (i) CAUD and its successors and permitted assigns (with respect to DSL and BEOP and the Seller Representative) and Greenberg (with respect to DSL) shall, jointly and severally, and (ii) CAUD and its successors and permitted assigns shall (with respect to itself) and Greenberg (with respect to himself) shall, severally and not jointly, indemnify and hold Purchaser and Parent and their respective Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted assigns (each a “Purchaser/Parent Indemnified Party” and collectively, the “Purchaser/Parent Indemnified Parties”) harmless from and against any and all Taxes, penalties, fines, damages, sanctions, losses, assessments, liabilities, claims, costs and other expenses (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees), whether or not resulting from third party claims (collectively “Losses”), arising from or relating to:

A. The breach or inaccuracy of any representation or warranty made by any Seller Party in ARTICLE III or in any schedule or Ancillary Document or other document or certificate to be delivered in at Closing or otherwise in connection with the transactions contemplated hereby;

B. The breach or failure to perform or observe any covenant, agreement or commitment made by any Seller Party, on his or its own behalf or on behalf of an Acquired Company, in this Agreement or in any schedule or Ancillary Document or other document or certificate to be delivered in at Closing or otherwise in connection with the transactions contemplated hereby, regardless of materiality or the knowledge of the Seller Parties;

C. Any claims of, or otherwise relating to, current or former employees of or consultants of any Acquired Company arising of out any event or fact occurring prior to the Closing;

D. Any Action by any third party (including any Governmental Entity) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties in ARTICLE III or in any schedule or Ancillary Document or other document or certificate to be delivered in at Closing or otherwise in connection with the transactions contemplated hereby, regardless of materiality or the knowledge of the Seller Parties;

E. Any claims arising from, relating to or in connection with any action taken or omitted to be taken by the Seller Representative, or by the Purchaser or Parent in reliance upon or pursuant to the direction of the Seller Representative; or

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F. Any claims arising from, relating to or in connection with the disposition of any Consideration Shares delivered to the account of the Transfer Agent.

8.3. Indemnification by Purchaser and Parent. Purchaser and Parent, jointly and severally, shall indemnify and hold Seller Parties and their respective Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted assigns (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses arising from or relating to:

A. The breach or inaccuracy of any representation, warranty or covenant made by either Purchaser or Parent herein or in any schedule or Ancillary Document or other document or certificate to be delivered in at Closing or otherwise in connection with the transactions contemplated hereby;

B. Any claims of, or otherwise relating to, current or former employees of or consultants of Purchaser or Parent arising of out any event or fact occurring after the Closing; or

C. Any Action by any third party (including any Governmental Entity) against or affecting any Seller Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties in ARTICLE IV or in any schedule or Ancillary Document or other document or certificate to be delivered in at Closing or otherwise in connection with the transactions contemplated hereby, regardless of materiality or the knowledge of the Purchaser.

8.4. Indemnification Procedures.

8.4.1 Third-Party Claims.

A. In the event that any Person entitled to indemnification under this ARTICLE VIII (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party” provided, however, that solely with respect to either Seller Party which is required to provide such indemnification, such term will include the applicable Seller Party’s successors and permitted assignees) under this Agreement (a “Third-Party Claim”), the Indemnified Party shall give prompt written notice to the Indemnifying Party and, if an Indemnifying Party is a Seller Party, also to the Seller Representative (the “Third-Party Claims Notice”), after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third-Party Claim. The Third-Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third-Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party and Seller Representative promptly after receipt of the Third-Party Claims Notice as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third-Party Claim (the “Indemnification Notice Period”).

B. If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third-Party Claim (the “Defense Notice”), the Indemnifying Party shall conduct at its expense the defense against such Third-Party Claim in its own name, or if necessary, in the name of the Indemnified Party. The Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed, except that such approval may be withheld if the defense is to be in the name of the Indemnified Party. In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 8.5, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

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C. In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third-Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 8.5, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

D. In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third-Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third-Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third-Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, or if CAUD or both CAUD and Greenberg are the Indemnifying Parties, by the Seller Representative, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, such consent may be withheld if, among other reasons, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

E. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third-Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

F. Notwithstanding clause (D) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim that (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party or (iii) may lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

G. A failure by an Indemnified Party or the Seller Representative, as the case may be, to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

8.4.2 Direct Claims. In the event of an indemnification claim that does not involve a Third-Party Claim against the Indemnified Party (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of a notice complying with the terms of Section 8.4.2 to respond in writing to such notice. The Indemnified Party shall allow the Indemnifying Party and its representatives to reasonably investigate the matter or circumstance alleged to give rise to the Losses, and whether and to what extent any amount is payable in respect of the Losses. If the Indemnifying Party does not respond within the 30-day period referenced above, the Indemnifying Party shall be deemed to have rejected such Losses, in which case the Indemnified Party shall be free to pursue any remedies as may be available to it on the terms and subject to the provisions of this Agreement.

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8.5. Limitations.

A. The Parties agree that from and after the Closing their sole and exclusive remedy at law and in equity with respect to a claim for which indemnification is provided in ARTICLE VIII shall be these indemnification provisions, except in case of fraud, willful misconduct, intentional misrepresentation or any breach of any Fundamental Representation.

B. No Seller Party will be liable for indemnification under Sections 8.2.A, 8.2.C or 8.2.D, until the aggregate amount of all Losses in respect of indemnification under Sections 8.2.A, 8.2.C or 8.2.D exceeds $100,000 (the “Basket”), in which event, (i) CAUD and its successors and permitted assigns (with respect to DSL and BEOP) and Greenberg (with respect to DSL) shall, jointly and severally, and (ii) CAUD and its successors and permitted assigns (with respect to itself) and Greenberg (with respect to himself) shall, severally and not jointly, be liable for all Losses from the first dollar of such Losses; provided, that subject to the other terms and conditions set forth in this Agreement, the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Sections 8.2.A, 8.2.C or 8.2.D shall not exceed 10% of the value of the Consideration Shares issuable to the Seller Parties hereunder (the “Seller Cap”). For purposes of this Section 8.5.B, the price per Consideration Share shall be valued at the fair market value (as determined by the Board in good faith) for such share at the time the applicable indemnification claim is made.

C. Neither Purchaser nor Parent will be liable for indemnification under Sections 8.3.A, 8.3.B or 8.3.C until the aggregate amount of all Losses in respect of indemnification under Sections 8.3.A, 8.3.B or 8.3.C exceeds the Basket, in which event, Purchaser shall be liable for all Losses from the first dollar of such Losses; provided, that the aggregate amount of all Losses for which Purchaser and Parent shall be liable pursuant to Sections 8.3.A, 8.3.B or 8.3.C shall not exceed $100,000 (the “Purchaser Cap”), which shall be an amount equal to 10% of the value of the Consideration Shares issuable to the Seller Parties hereunder. For purposes of this Section 8.5.C, the price per Consideration Share shall be valued at the fair market value (as determined by the Board in good faith) for such share at the time the applicable indemnification claim is made.

D. Notwithstanding anything contained herein to the contrary, in no event shall any indemnifying party be liable for any Losses relating to punitive damages, loss of business reputation or opportunity, or diminution of value, or other Losses of the indemnified party that are remote or, highly speculative in nature; provided, that the indemnifying party shall be responsible for consequential damages to the extent such Losses are paid or payable to a third party.

E. For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement, such representation or warranty shall be read without regard for or giving effect to materiality, Seller Material Adverse Effect, Purchaser Material Adverse Effect or other similar qualification.

8.6. Payments.

8.6.1 If the Losses resulting from a Direct Claim or Third Party Claim are (A) agreed to by the indemnifying party(ies) and the indemnified party(ies), or (B) finally adjudicated to be payable pursuant to this ARTICLE VIII, the indemnifying party(ies) shall satisfy his, its or their obligation to pay such Losses within ten (10) days of such agreement or final, non-appealable adjudication; provided, however, if the Purchaser/Parent Indemnified Parties are entitled to indemnification hereunder, then (i) such indemnification shall first be satisfied by transfer to Parent of Holdback Shares, which such shares shall be valued at the fair market value as of the date of the applicable indemnification claim as determined by an independent third party appraiser agreed to by the Parties and (ii) to the extent such Losses relate to any claims made under Sections 8.2.B, 8.2.E and 8.2.F or for fraud, willful misconduct, international misrepresentation or any breach of any Fundamental Representation, then such Losses shall be satisfied in the cancellation of Consideration Shares, at Purchaser’s and Parent’s election, directly from (a) CAUD and its successors and assignees (with respect to any claims relating to DSL or BEOP) and Greenberg and his successors and assignees of any Consideration Shares issued to CAUD and/or Greenberg and his or its successors and assignees (with respect to any claims relating to DSL), jointly and severally, (b) CAUD and its successors and assignees (with respect to any claims relating to CAUD) and (c) Greenberg and his successors and assignees (with respect to any claims relating to Greenberg).

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8.6.2 Payments by an Indemnifying Party pursuant to Section 8.2 or 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. For the avoidance of doubt, the Indemnified Party shall not be required to seek recovery under any insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

8.7. Purchase Price Adjustment. Any amounts payable under Section 8.2 or Section 8.3 shall be treated by the Parties as an adjustment to the Purchase Price for all tax purposes.

ARTICLE IX
TERMINATION

9. Termination.

9.1. This Agreement may be terminated at any time prior to the Closing:

9.1.1 By the mutual written consent of the Seller Parties, on the one hand, and Purchaser and Parent, on the other;

9.1.2 By Purchaser or Parent by written notice to the Seller Parties if Purchaser and Parent are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by such Seller Party within thirty (30) days of such Seller Party receipt of written notice of such breach from Purchaser or Parent;

9.1.3 By the Seller Parties’ written notice to Purchaser and Parent if the Seller Parties are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any material representation, warranty, covenant or agreement made by Purchaser or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Purchaser or Parent within thirty (30) days of Purchaser’s and Parent’s receipt of written notice of such breach from the Seller Parties;

9.1.4 By Seller Parties, on the one hand, and Purchaser and Parent, on the other, in the event that (A) there shall be any Laws that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (B) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, (C) there is no Closing on or before July 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause (C) shall not be available to any party whose failure to fulfill any obligation under this Agreement has resulted in the failure of the transactions contemplated by this Agreement and the Ancillary Documents to be consummated on or before the Outside Date or (D) if the CAUD Stockholder Approval is not obtained at the Stockholder Meeting; provided, however, that no Seller Party shall be permitted to terminate this Agreement pursuant to this clause (D) if the failure to obtain such CAUD Stockholder Approval is attributable to a failure or delay on the part of such Party to perform its obligations required to be performed by such Party at or prior to the Closing;

9.1.5 By Parent or Purchaser if, since the Execution Date, there shall have occurred any Seller Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Seller Material Adverse Effect; and

9.1.6 By the Seller Parties if, since the Execution Date, there shall have occurred any Purchaser Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Purchaser Material Adverse Effect.

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9.2. Notwithstanding the foregoing, if Purchaser or Parent provides the written notice described in Section 9.1.2 to the Seller Parties or the Seller Parties provide the written notice described in Section 9.1.3 to Purchaser and Parent, then the time period such Sections, as applicable, shall be computed by excluding the thirty (30) day period in which Purchaser and Parent or the Seller Parties, as applicable, has to cure such breach, inaccuracy or failure described in such written notice. By way of illustration only, if Purchaser or Parent provides the Seller Parties the written notice described in Section 9.1.3 on July 15, 2025, then the Outside Date shall be computed by adding thirty (30) days following such notice, taking the Outside Date to August 14, 2025. If Purchaser or Parent, on the one hand, or the Seller Parties, on the other, desire to terminate this Agreement under Section 9.1.2 or Section 9.1.3, as applicable, it must provide notice and an opportunity to cure in accordance with Section 9.1.2 or Section 9.1.3, as applicable.

9.3. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

9.3.1 As set forth in ARTICLE IX and ARTICLE X shall survive termination, and

9.3.2 That nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

10. Miscellaneous Provisions.

10.1. Terms; Interpretation. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm, corporation, limited liability company or other entity may in the context require. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items. The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. With respect to the determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding” and if the last day of such period is a non-business day, the period in question shall end at the close of the next succeeding business day. Except as otherwise expressly stated, the words “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s). Unless the context otherwise requires, references herein: (a) to Sections, Seller Disclosure Schedules and Purchaser Disclosures Schedules (together with the Seller Disclosure Schedules and any other schedule attached hereto, the “Disclosure Schedules”) and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.

10.2. Notices. Any notice or communication to be made under this Agreement shall be in writing and shall be deemed to have been given (A) when delivered in person; (B) the next day if sent by a nationally recognized overnight courier (receipt requested); (C) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, unless the sending Party receives a bounce back or out of office response; or (D) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to Purchaser or Parent:	NYIAX, Inc. or NYIAX Marketing and Advertising Solutions, Inc., as applicable
Suite 2669
244 5th Ave 2nd Floor,
New York, NY 10001
	Attention:	Teri Gallo
Chief Executive Officer
Email:

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with a copy (which copy shall not constitute notice) to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Jeffrey M. Davis, Esq.
Email:

If to CAUD or
the Seller Representative:	Collective Audience, Inc.
85 Broad Street 16-079
New York, NY 10004
	Attention:	Peter Bordes
Email:

with a copy (which copy shall not constitute notice) to:

Snell & Wilmer
350 S Grand Avenue
Los Angeles, California 90071
Attention: Christopher Tinen
Email:

If to Greenberg:	7 Valley Field Road
Westport, CT 06880
	Attention:	Gregg Greenberg
Email:

with a copy (which copy shall not constitute notice) to:

Rennert Vogel Mandler & Rodriguez, P.A.
100 SE 2nd Street, Suite 2900
Miami, Florida 33131
Attention: Chuck Rennert; Claire Menard
Email:

10.3. Seller Representative.

(a) Each of the Seller Parties hereby appoint Peter Bordes to serve from and after the Closing Date as his or its representative to act as attorney-in-fact and representative with respect to the provisions of the Agreement that contemplate or permit action by Seller Representative after the Closing, including, subject to the remaining terms of this Section 10.3, the full and irrevocable authority on behalf of each Seller Party and with the right, in the capacity as Seller Representative, in his sole discretion to do any and all things and to execute any and all documents in each Seller’s place and stead, in any way which either Seller Party could do if personally present, in connection with this Agreement and the transactions contemplated hereby, to take any of the following actions:

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(i) to accept into the account of the Transfer Agent on each Seller Party’s behalf the Consideration Shares and to make any permitted distributions therefrom in accordance with the terms of this Agreement and the Holdback Agreement;

(ii) to negotiate and otherwise deal with the Purchaser in all respects after the Closing provided that such negotiations and their outcomes do not disproportionately or adversely affect Greenberg;

(iii) to accept and give service of process and all other notices and other communications relating to this Agreement or the Ancillary Documents and the transactions contemplated hereby or thereby;

(iv) to consent, agree to, negotiate or settle any dispute relating to the terms of this Agreement (including, without limitation, any claims of indemnification by the Purchaser/Parent Indemnified Party(ies) and to comply with orders of courts with respect to any such claim or dispute);

(v) after the Closing, to execute any instrument or document that the Seller Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney provided that if such document disproportionately or adversely affects Greenburg, then Greenburg shall be required to consent;

(vi) to act in connection with all matters relating to this Agreement or the Ancillary Documents and the transactions contemplated thereby or thereby, including the power to employ auditors, attorneys and other Persons in connection therewith; and

(vii) to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Person under any circumstance.

(b) The Seller Parties further acknowledge and agree as follows:

(i) the Seller Parties recognize the inherent conflict of interest of Peter Bordes as the Seller Representative and as a continuing employee of CAUD and the Acquired Companies and waives any claims with respect thereto; and

(ii) the Seller Representative (A) shall not incur any personal liability for acting in his capacity as the Seller Representative if in doing so he acts upon advice of counsel or otherwise acts in good faith in accordance with the terms hereof, (B) shall not incur any personal liability for acting in such capacity in the absence of his gross negligence or willful misconduct, and (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement, any Ancillary Document or under any other related agreement or document believed by him to be authorized has been authorized to do so.

(c) If Peter Bordes is unable to serve or resigns as the Seller Representative, the Seller Parties may appoint a substitute representative to replace him (who must be approved by the Purchaser prior to such appointment); provided, however, that Peter Bordes shall continue to serve as the representative until such substitute representative has been appointed by the Seller Parties. The approved substitute representative shall have all the powers and authority granted to the Seller Representative by this Section 10.3.

(d) Purchaser shall be entitled to rely without investigation on any action taken by the Seller Representative as being taken by the Seller Representative for himself and on behalf of each of the Seller Parties and as being fully authorized by each of the Seller Parties, and Purchaser shall have no liability to any Seller Party or any other Person for so relying on or taking any actions related thereto.

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(e) Notwithstanding anything in this Agreement to the contrary the Seller Representative shall not have the power or authority to take, or elect or agree to take, any action without the consent of both Seller Parties:

(1) regarding the definition of “Fully Diluted Basis” and Annex A hereto, including the number, allocation and structure of the Consideration Shares listed therein,

(2) regarding the form and substance of the Holdback Agreement;

(3) regarding the form and substance of the Greenberg Consulting Agreement and the Greenberg Earnout Agreement; and

(4) any other matter which materially or disproportionately affects Greenberg as compared to CAUD or which relates solely to Greenberg, or which involves indemnification claims solely by or against Greenberg, without Greenberg’s prior written consent.

(f) The Seller’s Representative acknowledges and agrees that he will provide notice to, consult with, and, if applicable, obtain the prior written consent of the Seller Parties on material or relevant matters affecting or relating to the Seller Parties before taking action under this Agreement; provided, that notwithstanding the foregoing, the Purchaser and Parent are unconditionally permitted to take direction from the Seller’s Representative only, without any duty to inquire as to whether he fulfilled his obligations to the Seller Parties.

10.4. Entire Agreement. This Agreement, inclusive of the Exhibits, Disclosure Schedules and other documents contemplated by this Agreement, constitutes the entire agreement among the Parties to this Agreement and contains all of the agreements between said Parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all other agreements, either oral or written, between said Parties with respect to the subject matter of this Agreement.

10.5. Amendment and Waiver. No term or provision of this Agreement or any Ancillary Agreement may be waived except in a writing (including by email,) executed by the Parties hereto, including the Party against which such waiver is sought to be enforced. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto. The failure of any Party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any thereof at any time thereafter.

10.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.7. Disclosure Schedules. The Disclosure Schedules are incorporated by reference in its entirety into this Agreement, and form an integral part of this Agreement. The section headings in the Disclosure Schedules correspond to the sections of this Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Laws shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that in and of itself, such information is material to such Party or outside the ordinary course of such Party’s business or is required to be disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

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10.8. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the internal Laws of the State of New York without regard to conflict of law principles. Each Party hereby irrevocably: (A) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action arising out of or relating to this Agreement; (B) agrees that all claims in respect of such action may be heard and determined only in any such courts; (C) hereby waives any claim of inconvenient forum or other challenge to venue in such court; and (D) agrees not to bring any action arising out of or relating to this Agreement in any other court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 10.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.9. Expenses. Except as set forth on Schedule 10.9 attached hereto, each Party shall pay its respective counsel fees, accounting fees and other costs and expenses incurred in connection with the negotiation, making, execution, delivery and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

10.10. Binding Agreement; Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors, permitted assigns, heirs, legatees, executors, personal representatives, guardians, custodians, administrators and conservators of the Parties hereto.

10.11. No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties to this Agreement. Other than with respect to indemnification sections and release relating to the purchase price, nothing contained in this Agreement shall be deemed to give any Person or Governmental Entity any right to enforce any of the provisions of this Agreement, nor shall any of them be a third-party beneficiary of this Agreement.

10.12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. Counterparts may be delivered by facsimile, electronic transmission (including PDF or any electronic signature complying with the ESIGN Act of 2000, as amended, e.g., DocuSign) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the Parties have caused this Agreement to be duly executed as of the Execution Date.

PURCHASER: NYIAX MARKETING AND ADVERTISING SOLUTIONS, INC.

By:	/s/ Teri Gallo
Name:	Teri Gallo
Title:	Chief Executive Officer

PARENT: NYIAX, INC.

By:	/s/ Teri Gallo
Name:	Teri Gallo
Title:	Chief Executive Officer

SELLER PARTIES:

COLLECTIVE AUDIENCE, INC.

By:	/s/ Peter Bordes
Name:	Peter Bordes
Title:	CEO

/s/ Gregg Greenberg
Gregg Greenberg

SELLER REPRESENTATIVE:

/s/ Peter Bordes
Peter Bordes, solely in his capacity as Seller Representative

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SCHEDULE 1

DEFINITIONS

“1933 Act”	means the Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act”	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquired Companies”	has the meaning as set forth in the Recitals hereto.

“Acquired Company Owned IP”	means Unregistered IP.

“Action”	means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate”	means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Ancillary Document”	means documents contemplated to be executed in connection with the closing of the Transaction as set forth in this Agreement, including but not limited to the Holdback Agreement, the Lock-up Agreements and the Restrictive Covenants Agreements.

“Balance Sheet”	means the balance sheets of each of CAUD, BEOP, or DSL as of December 31, 2024, as applicable.

“Balance Sheet Date”	means December 31, 2024.

“BEOP Financial Statements”	means the BEOP Annual Unaudited Financial Statements and the BEOP Interim Unaudited Financial Statements.

“Change of Control”	means the occurrence of any of the following: (i) the sale of all or substantially all of the assets of an entity to an independent third-party; (ii) a sale resulting in more than 50% of the equity of such entity being held by an independent third-party; or (iii) a merger, consolidation, recapitalization, or reorganization of such entity with or into an independent third-party.

“Client”	means any Person to which either Acquired Company has provided services to or made proposals to at any time within the twelve (12) months preceding the date of this Agreement or thereafter at any time during the Restrictive Period by Purchaser, Parent or any of their Affiliates.

“Closing Date”	means the date on which the Closing occurs.

“Code”	shall mean the Internal Revenue Code of 1986, as amended.

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“Consideration Shares”	means the shares of Parent Common Stock which, inclusive of the Holdback Shares, represent forty-nine percent (49%) of the Parent Common Stock calculated on a Fully-Diluted Basis as of three (3) business days immediately prior to the Closing.

“Contracts”	means any agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral.

“control”; “controlled by” and “under common control”	mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by Contract, or otherwise.

“Data Security Requirements”	means Laws, including Information Privacy and Security Laws, and contractual obligations concerning the protection of data, including with respect to any collection, Processing, possession, compilation, use, storage, retention, combination, safeguarding, disclosure, sale, sharing, disposal, transfer (including internationally) and control of any Data and/or Personal Information.

“DSL Financial Statements”	means the DSL Annual Unaudited Financial Statements and the DSL Interim Unaudited Financial Statements.

“Environmental Laws”	means any applicable Law that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“foreign benefit plan”	means each material plan, program or agreement contributed to, sponsored or maintained by either Acquired Company or any ERISA Affiliate thereof or any other Person that is maintained outside of the United States, or that covers primarily employees residing or working outside of the United States, and which would be treated as a Plan had it been a United States plan, program or agreement.

“GAAP”	means the United States generally accepted accounting principles, consistently applied.

“Governmental Entity”	means any federal, state, local or foreign government or political subdivision thereof, or any agency (including, without limitation, the SEC) or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental or Regulatory Authority”	means a court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“IFRS”	means the International Financial Reporting Standards, consistently applied.

“Information Privacy and Security Laws”	means all applicable legal requirements concerning the privacy, data protection, transfer, use, sale, retention, disposal, or security of Data, including the following and their implementing regulations: Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), The United Kingdom General Data Protection Regulation, as incorporated into UK Law by virtue of section 3 of the European Union (Withdrawal) Act 2018, and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (SI 2019/419) and 2020 (SI 2020/1586), data security legal requirements, including those established by the New York General Business Code Section 899-bb, Massachusetts Data Privacy Act, data breach notification legal requirements, consumer protection legal requirements, U.S. state comprehensive privacy legislation including, but not limited to, the California Consumer Privacy Act of 2018 (California Civil Code §§ 1798.100 to 1798.199), data broker legal requirements (including California Civil Code § 1798.99.82. and 9 Vermont Statutes Annotated §§ 2446 - 2447), applicable legal requirements and regulations relating to the transfer of Data, any other applicable privacy Laws, regulations, rules or orders issued by foreign Governmental or Regulatory Authority, any applicable legal requirements concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and self-regulatory guidelines, including the Self-Regulatory Principles of the Digital Advertising Alliance.

“Intellectual Property”	includes, without limitation, any or all of the following and all rights, whether statutory or common law, associated therewith, arising under any applicable jurisdiction throughout the world: (a) all domestic and foreign patents and applications therefor and all reissues, re-examinations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential or proprietary information, know how, technology, data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, the content of all Seller Parties’ websites and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, trade dress, trade secret, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (g) all domain names and registrations therefor, social media accounts and social media handles; (h) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing; (i) moral rights, droit moral, droit de suite, rights of paternity, integrity, disclosure, withdrawal, retraction, attribution, or any other similar or analogous rights; and (j) any other industrial or proprietary rights.

“Interim Balance Sheet”	means, collectively, the balances sheet of each of the Acquired Companies as of March 31, 2025.

“Interim Balance Sheet Date”	March 31, 2025.

“Laws”	means any statute, Law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

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“Liabilities”	means any and all liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. For the avoidance of doubt, “Liabilities” includes, but is not limited to, any earn-out obligations.

“Licensed IP”	means any Intellectual Property which is necessary to or used in the operation of the Acquired Companies’ business, including the design, manufacture and use of the products and services of the Acquired Companies as it currently is operated or is reasonably anticipated to be operated in the future, but shall specifically not include Acquired Company Owned IP or any rights in or to materials created for clients as “work-made-for-hire”.

“Lien”	means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, adverse claims of ownership or use, defects of title or other similar encumbrances or any other restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Open Source Software”	means any software or similar subject matter that is distributed under an open source license approved by the Open Source Initiative or the Free Software Foundation, including the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, or any derivative of any of the foregoing.

“Order”	means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Parent Material Adverse Effect” or “Purchaser Material Effect”	means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of the Parent Business, or (ii) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (1) general economic or political conditions; (2) conditions generally affecting the industries in which the Parent Business operates; (3) any changes in financial or securities markets in general; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (5) any action required or permitted by this Agreement; (6) any changes in applicable Laws or accounting rules, including generally accepted accounting principles; or (7) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (1) through (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Purchaser Business compared to other participants in the industries in which the Purchaser’s Business operates.

“Permit”	means permits, licenses, applications, reports, consents, registrations, notifications, responses, certificates, authorizations, approvals and any other government certificates, authorizations, and approvals received from, issued by or submitted to any Governmental Entity

“Permitted Liens”	means (i) liens for current taxes not yet due and payable and easements and restrictions of record, if any; and (ii) landlords’, mechanics, carriers’, workmen’s or repairmen’s Liens arising or incurred in the ordinary course of business for amounts that are not delinquent

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“Person”	means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

“Personal Information”	means any piece of information that (i) by itself or in combination with other information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, (ii) can be used to identify, locate or contact a natural person; or (iii) is considered “personally identifiable information”, “personally identifiable health information,” “personal data”, “personal information”, “protected data,” “protected health information”, “non-public personal information” or any similar category of information or data under any applicable Law, including Information Privacy and Security Laws.

“Processing”	means any operation or set of operations performed on Personal Information, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure or disposal of Personal Information.

“Projected Annual Personnel Costs”	means (i) the projected annual salary, fees, bonus and incentive compensation payable with respect all Personnel for the calendar year ended December 31, 2025, and the fringe benefits of such Personnel not generally available to all Personnel, as well as (ii) the projected annual salary, fees, bonus and incentive compensation payable with respect to the calendar year ended December 31, 2025 for each open position at each Acquired Company, and the fringe benefits of that would be available to such candidate not generally available to all Personnel.

“Purchaser Disclosure Schedules”	means the “Purchaser Disclosure Schedules” delivered by Parent and Purchaser concurrently with the execution and delivery of this Agreement. For the avoidance of doubt, the term “Purchaser Disclosure Schedules” shall include any supplement or amendment made to such Purchaser Disclosure Schedule as required under and pursuant to Section 5.8 of this Agreement, as of the date upon which the Seller Parties receive a copy of such supplement or amendment.

“Purchaser’s knowledge” or “Parent’s knowledge”; “to Purchaser’s knowledge” or “to Parent’s knowledge”; or “to the knowledge of Purchaser” or “to the knowledge of Parent”	means and refers to the actual knowledge, after due inquiry, of the chief executive officer or chief financial officer of the Purchaser or Parent.

“Registered IP”	means any Intellectual Property that: (a) is owned by, purported to be owned by or exclusively licensed to, the Seller Parties and (b) has been registered with any Governmental Entity or comparable entity in any jurisdiction throughout the world.

“SEC”	means the Securities and Exchange Commission.

“Seller Disclosure Schedules”	means the “Seller Disclosure Schedules” delivered by the Seller Parties concurrently with the execution and delivery of this Agreement. For the avoidance of doubt, the term “Seller Disclosure Schedules” shall include any supplement or amendment made to such Disclosure Schedule as required under and pursuant to Section 5.8 of this Agreement, as of the date upon which the Purchaser and Parent receive a copy of such supplement or amendment.

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“Seller IT Assets”	means the Seller Parties’ technology, computer software, databases, systems, networks and Internet sites and information stored or contained therein or transmitted thereby.

“Seller Material Adverse Effect”	means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of either Acquired Company (ii) the value of either Acquired Company, or (iii) the ability of CAUD or Greenberg to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Seller Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (1) general economic or political conditions; (2) conditions generally affecting the industries in which the Business operates; (3) any changes in financial or securities markets in general; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (5) any action required or permitted by this Agreement or taken (or omitted to be taken) with the written consent or at the request of the Purchaser; (6) any matter that Purchaser or Parent is aware of on the date hereof; (7) any changes in applicable Laws or accounting rules, including generally accepted accounting principles; (8) any natural or manmade disaster or act of God, (9) any failure by the Seller Parties to meet any internal or published projections, forecasts, or revenue or earnings predictions; or (10) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (1) through (4) immediately above shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the business compared to other participants in the industries in which either Acquired Company operate.

“Seller Parties’ knowledge”; “to the Seller Parties’ knowledge” or “to the Seller Parties’ knowledge”	Means, with respect to BEOP, the actual knowledge, after due inquiry, of CAUD, Peter Bordes, the chief executive officer or chief financial officer of CAUD, and with respect to DSL; the actual knowledge, after due inquiry, of CAUD, Peter Bordes or Greenberg.

“Significant Clients”	means (i) the ten (10) largest clients of each of the Acquired Companies, measured by revenues for any of the years ended December 31, 2023 or 2024 or the three month period ended March 31, 2025 or (ii) clients whose revenue is greater than 2.0% of each of each Acquired Companies’ projected revenue based on the 2025 Current Profit Plan.

“Straddle Period”	means any period where a Tax Return is required to be filed and such period begins on or before but ends after the Closing Date.

“Tax”	means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation federal, state, local or non-U.S. or other income, gross receipts, sales, use, gains, capital gains, surtax, severance, premium, windfall profits, transfer, escheat, registration, payroll, employment, alternative or add-on minimum, estimated, license, capital, franchise, capital stock, value-added, environmental (including taxes under Code Section 59A) taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes of any kind whatsoever (including interest, penalties or additions to tax in respect of the foregoing), and includes all Taxes payable by either Acquired Company pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign Law.

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“Tax Item”	means any item relating to an entry, position taken or election made with respect to Taxes, regardless of whether listed or omitted from being listed on any Tax Return – including but not limited to income, deductions, foreign tax credits and/or any election that could affect the Taxes of any of the Acquired Companies or Seller Parties with respect to income realized or recognized by such Seller Party, which is attributable to the income of either Acquired Company (i.e., such as flow-through income or Subpart F income or otherwise).

“Tax Returns”	means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to any Governmental or Regulatory Authority in connection with Taxes, including any schedule or attachment thereto, or amendment thereof.

“Transfer Agent”	means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

“Unregistered IP”	means any Intellectual Property that: (a) is owned by, purported to be owned by or exclusively licensed to, the Seller Parties and (b) has not been registered with any Governmental Entity or comparable entity in any jurisdiction throughout the world; in either case that is material to the business operations of Acquired Company.

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